Exhibit 99.1

ITEM 6.  SELECTED FINANCIAL DATA

Selected financial data presented below as of and for the years ended December 31, 2008, 2007, 2006, 2005 and 2004 have been derived from our audited consolidated financial statements.  The following financial information reflects the acquisitions of certain businesses during the period 2004 through 2008, including the acquisition of Printpool Honsel GmbH (“Honsel”) on December 31, 2004, the acquisition of the remaining 35% minority interest of Serigrafica Chilena S.A. in April 2005, the acquisition of substantially all of the online lottery assets of EssNet on March 22, 2006, the acquisition of Shoreline on April 5, 2006, the acquisition of Global Draw on April 20, 2006, the acquisition of Games Media on December 22, 2006, the acquisition of International Lotto Corp., SRL (“ILC”) on December 28, 2006 and the acquisition of OGT on May 1, 2007.  This data should be read in conjunction with “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our Consolidated Financial Statements and the Notes thereto, included in Item 8 of this Annual Report on Form 10-K.

FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

(in thousands, except per share amounts)

	Year Ended December 31,
	2008(c)	2007(d)	2006(e)	2005(f)	2004(g)
Operating revenues:
Services	$999,972	$922,415	$791,804	$639,327	$590,984
Sales	118,857	124,289	105,426	142,356	134,511
	1,118,829	1,046,704	897,230	781,683	725,495
Operating expenses:
Cost of services (exclusive of depreciation and amortization)	594,785	521,433	432,013	351,430	318,989
Cost of sales (exclusive of depreciation and amortization)	85,856	90,347	77,934	100,621	92,231
Selling, general and administrative (a)	184,213	165,080	143,105	129,444	105,274
Employee termination costs	13,695	3,642	12,622	2,400	—
Depreciation and amortization	218,643	160,366	106,006	66,794	61,277
Operating income	21,637	105,836	125,550	130,994	147,724
Other (income) expense:
Interest expense	78,071	70,772	54,843	37,272	31,184
Equity in net (income) loss of joint ventures (b)	(58,570)	(41,252)	(7,900)	2,064	6,060
Early extinguishment of debt	2,960	—	—	478	16,868
Other income, net	(4,691)	(2,050)	(767)	(1,700)	(748)
	17,770	27,470	46,176	38,114	53,364
Income before income taxes	3,867	78,366	79,374	92,880	94,360
Income tax expense	8,352	25,211	24,113	28,402	28,844
Net income (loss)	(4,485)	53,155	55,261	64,478	65,516
Convertible preferred stock dividend	—	—	—	—	4,721
Net income (loss) available to common stockholders	$(4,485)	$53,155	$55,261	$64,478	$60,795

Basic and diluted net income (loss) per share:
Basic net income (loss) available to common stockholders	$(0.05)	$0.57	$0.61	$0.72	$0.83
Diluted net income (loss) available to common stockholders	$(0.05)	$0.55	$0.58	$0.70	$0.72

Weighted average number of shares used in per share calculations:
Basic shares	92,875	92,566	91,066	89,327	73,014
Diluted shares	92,875	95,996	94,979	92,484	90,710

Selected balance sheet data (end of period)
Total assets	2,182,453	2,098,786	1,757,938	1,170,485	1,090,898
Total long-term debt, including current installments	1,239,467	1,043,938	870,144	522,620	541,623
Stockholders’ equity	595,829	693,591	572,663	442,920	367,492

Ratio of earnings to fixed charges	0.4x	1.5x	2.2x	3.3x	3.8x

The following notes are an integral part of these selected historical consolidated financial data.

(a)	Includes $34,122, $25,312 and $18,100 in stock-based compensation expense in 2008, 2007 and 2006, respectively.

(b)

Includes income of $51,700, $37,655 and $8,266 in 2008, 2007 and 2006, respectively, and losses of $1,713 and $6,060 in 2005 and 2004, respectively, for our share of the earnings of CLN, our Italian joint venture that began selling instant tickets in 2004. Reflects income of $3,923 and $3,330 in 2008 and 2007, respectively, from our 29.4% interest in Roberts Communications Network, LLC, which was acquired in February 2007. Reflects income of approximately $3,433 and $290 in 2008 and 2007, respectively, from our 50% interest in Guard Libang.

(c)

Includes $13,700 of employee termination costs, Depreciation and amortization includes approximately $76,200 in impairment charges primarily related to the impairment of certain hardware and software assets in the Printed Products Group ($6,400), the Lottery Systems Group $(64,100), the Diversified Gaming Group ($2,600) and from our corporate headquarters ($3,100) as a result of certain underperforming Lottery Systems contracts in Mexico and Oklahoma and the write-off of other impaired hardware. Cost of services includes contract loss accruals on Lottery Systems contracts in Mexico ($4,400) and Oklahoma ($3,400). Selling, general and administrative expense includes a charge of approximately $4,400 as a result of the Global Draw earn-out. Interest expense includes early extinguishment of long-term debt of $2,960 reflecting the write-off of unamortized deferred financing fees related to our old credit agreement, which was terminated and replaced with a new credit agreement. See Note 8 to the Consolidated Financial Statements (Long-Term and Other Debt) for more information regarding our credit agreement.

(d)

Includes approximately $26,300 in impairment charges resulting from the rationalization of our global Printed Products Group operations during 2007. Includes approximately $2,800 in charges resulting from the agreement we entered into during the fourth quarter of 2007 for the sale of our lottery operations in Peru, approximately $3,600 in charges related to a reduction in force that occurred in Germany during the fourth quarter of 2007 and income of approximately $3,900 during the fourth quarter of 2007 as a result of the reversal of an EssNet warranty reserve.

(e)	Includes approximately $9,700 related to pari-mutuel asset impairment charges and approximately $12,600 in employee termination costs.

(f)

Includes a charge of $12,363 related to the discontinuance of the Supplemental Executive Retirement Plan, a non-tax deductible charge of $1,658 in connection with the earn-out on the Honsel acquisition, a $2,230 charge in the Lottery segment related to defective tickets and $2,400 in employee termination costs in the Diversified Gaming segment.

(g)

Includes early extinguishment of debt costs of $16,868 incurred in connection with the write-off of deferred financing fees related to our refinancing of our senior secured credit facility and the payment of $6,862 of redemption premium for the purchase of most of our 12 1/2% Senior Subordinated Notes. Includes approximately $3,100 of items identified during the initial adoption of the Sarbanes-Oxley Act of 2002.

ITEM 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Summary

To present a better understanding of the overall business of Scientific Games, we begin Management’s Discussion and Analysis of Financial Condition and Results of Operations with an overview of our business and major operating segments, including any significant events that have occurred in the periods presented.  We then provide a discussion of our critical accounting policies, including revenue recognition policies requiring critical judgment, our policies for accounting for share-based payment, our valuation of long-lived and intangible assets and goodwill, our income tax methodology and the use of estimates and assumptions throughout our financial results.  Next, we discuss our results of operations, presenting first an overall view of the financial results of the business as a whole, followed by additional discussion of our operating segments. We then review our financial condition, explaining changes in our balance sheet and cash flows, along with our outstanding debt, contractual obligations and commitments.  Next we discuss the existence of any new accounting pronouncements and their impact on our financial statements.

Our results may vary significantly from period to period depending on the addition or disposition of business units in each period. The acquisition of the online lottery assets of EssNet in March 2006, the acquisitions of Shoreline and Global Draw and certain related companies in April 2006, the acquisitions of Games Media and ILC in December 2006 and the acquisition of OGT in May 2007 affect the comparability of operations from period to period.

Our results are also significantly affected by, and may vary significantly from period to period depending on, foreign currency exchange rate fluctuations.

The first and fourth quarters of the calendar year traditionally comprise the weakest season for our Diversified Gaming segment. As a result of inclement weather during the winter months, a number of racetracks do not operate and those that do operate often experience missed racing days. This adversely affects the amounts wagered and our corresponding service revenues.  Additionally, the fourth quarter is the weakest quarter for Global Draw due to reduced wagering during the holiday season.  Wagering and lottery equipment sales and software license revenues usually reflect a limited number of large transactions, which do not recur on an annual basis. Consequently, revenues and operating results of our Lottery Systems Group can vary substantially from period to period as a result of the timing of revenue recognition for major equipment sales and software licensing transactions. In addition, Printed Products sales may vary depending on the season and timing of contract awards, changes in customer budgets, inventory ticket levels, lottery retail sales and general economic conditions.

During the fourth quarter of 2008, we initiated a review of our contracts, organization, and operations.  As part of this review, we evaluated our cost structure, product margins, and individual contract profitability in order to make performance improvements beginning in 2009.  These profitability improvement and cost savings initiatives include revising certain contracts to provide for a multi-tiered pricing model that generates for the Company an incremental percent of revenue for increasing sales for the customer, entering into multi-state marketing ventures, declining to enter into any contracts or projects which offer inferior returns on invested capital and reducing headcount.

Since December 13, 2005, we have had a contract with a lottery operator in Mexico to supply an online lottery system, software and related services.  Effective February 25, 2009, the parties agreed to terminate the contract in an orderly manner on or before October 1, 2009, in light of a change in economic circumstances including changes in the Mexican tax structure relating to lotteries.  As part of the agreement, the system, terminals and communications equipment will revert to the Company for potential later use.  Accordingly, we have recorded a charge for anticipated losses during the shut-down period and a charge to write off our investment in this contract to expected net realizable value.

Background

We operate primarily in three business segments: Printed Products Group, Lottery Systems Group and Diversified Gaming Group. Our revenues consist of two major components: services revenues and sales revenues.

Printed Products Group

We provide instant tickets and related services. Instant ticket and related services include ticket design and manufacturing as well as value-added services, including game design, sales and marketing support, inventory management and warehousing and fulfillment services. Additionally, this division provides lotteries with over 100 licensed brand products, including Deal or No Deal™, Major League Baseball®, National Basketball Association, Harley-Davidson®, Wheel-of-Fortune®, Monopoly™, Corvette® and World Poker Tour®. This division also includes promotional instant tickets and pull-tab tickets that we sell to both lottery and non-lottery customers.

We are a worldwide manufacturer of prepaid phone cards, which entitle cellular phone users to a defined value of airtime. Prepaid phone cards offer consumers a cost-effective way to purchase cellular airtime, without requiring phone companies to extend credit or consumers to commit to contracts.

Prepaid phone cards utilize the secure process that we employ in the production of instant lottery tickets. This helps to ensure integrity and reliability of the product, thus providing consumers in more than 50 countries with access to prepaid cellular phone service.

On May 1, 2007, we acquired OGT.  OGT is a manufacturer of instant lottery tickets and operates three instant ticket plants located in Montreal, Canada and Sydney, Australia.  During the fourth quarter of 2007, we closed OGT’s instant ticket printing plant in San Antonio, Texas as part of our integration efforts related to our purchase of OGT.

In 2007, we entered into an arrangement to sell instant tickets directly to the China Sports Lottery for a temporary period of time between March 2008 and December 2008.  During 2008, we recorded approximately $40.2 million in revenues from the China Sports Lottery as a result of this temporary arrangement.

During the third quarter of 2007, we made a strategic business decision to rationalize our global Printed Products Group operations during the fourth quarter of 2007.  As a result, in 2007, we recorded impairment charges of approximately $26.3 million primarily related to long-lived assets in Peru and fixed assets in Germany.  The impairment charges are included in depreciation and amortization expense in our Consolidated Statements of Operations for the year ended December 31, 2007. During the fourth quarter of 2007, we entered an agreement to sell our interest in International Lotto Corp., SRL (“ILC”), a company engaged in the lottery business in Peru (which sale agreement was officially registered with a public notary in January 2008), and recorded charges of approximately $2.8 million related to business and legal costs related to the sale, and we incurred $3.6 million of reduction in force charges in Germany, which charges are included in selling, general and administrative expense.  In April 2008, the buyers of ILC informed us that they were voiding the sale agreement for certain specified reasons.  We objected to their position and are now in arbitration in Peru with the buyers and are assessing our other legal rights and obligations

In the fourth quarter of 2008, as part of our cost savings initiative, we recorded employee termination costs of approximately $7.2 million, which are included in employee termination costs in our Consolidated Statement of Operations for the year ended December 31, 2008.  Also in the fourth quarter of 2008, we recorded impairment charges of approximately $6.4 million primarily related to long-lived assets in the U.S.  The impairment charges are reported in the Printed Products Group and are included in depreciation and amortization expense in our Consolidated Statement of Operations for the year ended December 31, 2008.

Lottery Systems Group

Our lottery systems business includes the supply of transaction processing software for the accounting and validation of instant ticket and online lottery games, point-of-sale terminal hardware sales, central site computers and communication hardware sales, and ongoing support and maintenance services for these products. This business also includes software and hardware and support services for sports betting and operation of credit card processing systems.

In the fourth quarter of 2008, as part of our cost savings initiative, we recorded employee termination costs in the Lottery Systems Group of approximately $2.6 million, which are included in employee termination costs in our Consolidated Statement of Operations for the year ended December 31, 2008.

Also in the fourth quarter of 2008, we recorded loss accruals of approximately $7.8 million and long-lived asset impairment charges of approximately $64.1 million primarily related to underperforming contracts in Mexico and Oklahoma.  The loss accruals are included in cost of services and the impairment charges are included in depreciation and amortization  in our Consolidated Statement of Operations for the year ended December 31, 2008.

Diversified Gaming Group

Our Diversified Gaming Group provides services and systems to private and public operators in the wide area gaming markets and in the pari-mutuel wagering industry.  Our product offering includes server-based gaming machines (including our Nevada™ dual screen terminals, which can offer Great Britain regulated Category B2 or B3 content on the same machines), VLTs, monitor games, wagering systems for the pari-mutuel racing industry, sports betting systems and services and Great Britain regulated Category C AWP and SWP terminals. Business units within the Diversified Gaming Group include Global Draw, a leading supplier of gaming terminals, systems and monitor games to licensed bookmakers, primarily in the U.K., Austria and Mexico; Scientific Games Racing LLC, a leading worldwide supplier of computerized systems for pari-mutuel wagering; Games Media, our AWP and SWP terminal supplier in the U.K. pub market; and our pari-mutuel gaming operations in Connecticut, Maine and the Netherlands.

Effective February 28, 2007, we sold our racing communications business and its 70% interest in NASRIN, our data communications business, to Roberts Communications Network, LLC (“RCN”) in exchange for a 29.4% interest in the RCN consolidated business. RCN provides communications services to racing and non-racing customers using both satellite and terrestrial services.  Since the date of acquisition, our share of the earnings of RCN is reflected in the caption “Equity in (income) loss of joint ventures” in the Consolidated Statements of Operations. Our carrying value in RCN is reflected in the caption “Other assets and investments” in our Consolidated Balance Sheets. The acquisition of the interest in RCN was not material to our operations.

In the fourth quarter of 2008, as part of our cost savings initiative, we recorded employee termination costs in the Diversified Gaming Group of approximately $1.2 million, which are included in employee termination costs in our Consolidated Statement of Operations for the year ended December 31, 2008.  Also in the fourth quarter of 2008, we recorded long-lived asset impairment charges of approximately $2.6 million primarily related to obsolete hardware in our racing business. The impairment charges are included in depreciation and amortization expenses in our Consolidated Statement of Operations for the year ended December 31, 2008.

In 2008, we recorded a charge of $4.4 million as a result of the Global Draw earn-out.  The charge is reported in the Diversified Gaming Group and is included in selling, general and administrative expense in our Consolidated Statement of Operations for the year ended December 31, 2008.

Critical Accounting Policies

The SEC defines “critical accounting policies” as those that require application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

The following is not intended to be a comprehensive list of all of our accounting policies. Our significant accounting policies are more fully described in Note 1 to the Consolidated Financial Statements. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States of America, with no need for management’s judgment in their application. There are also areas in which management’s judgment in selecting an available alternative would not produce a materially different result.

Revenue recognition

We recognize revenue when it is realized or realizable and earned.  As described below, the determination of when to recognize revenue for certain revenue transactions requires judgment.  Revenue from licensed branded property coupled with a service component whereby we purchase and distribute merchandise prized on behalf of the lottery authorities to identified winners is recognized on a proportional performance method as this method best reflects the pattern in which the obligations to customer are fulfilled. A performance measure is used based on total estimated cost allocated to a specific contract. By accumulating costs for services as they are incurred, and dividing such costs by the total contract costs which is estimated based on a budget prior to contract inception, a percentage is determined.  The percentage determined is applied to the total fixed price of the contract and that proportionate amount of revenue is recognized on a monthly basis.

Revenue from the sale of lottery and pari-mutuel systems that require the production and delivery of terminals and customized software is recognized using cost-to-cost measure of the percentage-of-completion method of accounting. The percentage-of-completion method recognizes income as work on a contract progresses. The use of the percentage-of-completion method depends on our ability to make reasonably dependable cost estimates for the design, manufacture, and delivery of our products. Estimation of these costs requires the use of judgment. Revenues under percentage-of-completion contracts are recorded as costs are incurred.

Stock-based compensation

We measure compensation cost for stock awards at fair value and recognize compensation over the service period for awards expected to vest. The fair value of restricted stock units is determined based on the number of shares granted and the quoted price of our common stock, and the fair value of stock options is determined using the Black-Scholes valuation model. The estimation of stock awards that will ultimately vest requires judgment and, to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. We consider many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience. Actual results, and future changes in estimates, may differ substantially from our current estimates.

Valuation of long-lived and intangible assets and goodwill

We assess the recoverability of long-lived assets and intangible assets whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable.  We assess the impairment of goodwill annually or more frequently if events or changes in circumstances indicate the carrying value of goodwill may not be recoverable.  Factors we consider important that could trigger an impairment review include:

•              significant underperformance relative to expected historical performance or projected future operating results;

•              significant changes in the manner of or use of the acquired assets or the strategy of our overall business;

•              significant adverse change in the legality of our business ventures or the business climate in which we operate; and

•              loss of a significant customer.

We evaluate goodwill for impairment by comparing the carrying value of each reporting unit to its fair value using a two-step impairment test. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.  When we determine that the carrying value of the long-lived assets, intangible assets and goodwill may not be recoverable based upon the existence of one or more of the above indicators of impairment, we measure any impairment based on the projected discounted cash flow, using a discount rate equal to our weighted average cost of capital, or by a comparison to third party indications of fair market value.  The estimate of a reporting unit’s fair value requires the use of assumptions and estimates regarding the reporting unit’s future cash flows, growth rates and weighted average cost of capital.  Any significant adverse changes in key assumptions about these businesses and their prospects or an adverse change in market conditions may cause a change in the estimation of fair value and could result in an impairment charge. Given the significance of goodwill, an adverse change to the estimated fair value could result in an impairment charge that could be material to our financial statements.

Significant judgment is required in the forecasting of future operating results, which are used in the preparation of projected cash flows.  Due to uncertain market conditions and potential changes in our strategy and products, it is possible that forecasts used to support our goodwill and trademark may change in the future which could result in significant non-cash charges that would adversely affect our results of operations.

Income Taxes and Deferred Income Taxes

We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are determined based on the difference between the book and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are recognized if it is more likely than not that the assets will be realized in future years. We establish a valuation allowance for deferred tax assets for which realization is unlikely. We have established a valuation allowance for foreign loss carryforwards, as we believe that it is more likely than not that the tax benefits of these items will not be realized. When we establish or reduce the valuation allowance, against our deferred tax assets, our income tax expense will increase or decrease, respectively, in the period such determination is made.

On January 1, 2007, we began accounting for income tax contingencies in accordance with the Financial Accounting Standards Board (“FASB”) Interpretation No. 48 Accounting for Uncertainty in Income Taxes (“FIN 48”).  Prior to the adoption of FIN 48, we accounted for income tax contingencies in accordance with SFAS No. 5, Accounting for Contingencies.

Results of Operations

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

The following analysis compares the results of operations for the year ended December 31, 2008 to the results of operations for the year ended December 31, 2007.

Overview

Revenue Analysis

For the year ended December 31, 2008, total revenue was $1,118.8 million compared to $1,046.7 million for the year ended December 31, 2007, an increase of $72.1 million or 7%. Our service revenue for the year ended December 31, 2008 was $1,000.0 million compared to $922.4 million for the year ended December 31, 2007, an increase of $77.6 million, or 8%. The increase was primarily attributable to an additional four months of service revenue from OGT, which was acquired in May 2007 ($30.7 million), the sale of instant lottery tickets to the China Sports Lottery ($40.2 million), revenue from instant ticket validation services in China ($18.9 million) and increased revenue from Global Draw and Games Media.  The increases were partially offset by the impact of the 2007 re-priced Pennsylvania cooperative services contract ($12.3 million), the impact of the re-priced Florida cooperative services contract, which began impacting revenue during the fourth quarter 2008 ($5.5 million), decreased revenues from sales of our licensed games ($7.5 million), the strengthening of the U.S. dollar ($2.2 million), decreased revenue from ILC as a result of the disposal of the business in the fourth quarter of 2007, decreased revenue from the South Carolina contract, decreased revenue resulting from the absence of the Korea contract and decreased revenue from our venue management business due to lower handle.

Our sales revenue for the year ended December 31, 2008 was $118.9 million compared to $124.3 million in the year ended December 31, 2007, a decrease of $5.4 million or 4%.  The decrease was primarily due to decreased sales from Games Media reflecting the expected decline in sales of analog AWP terminals as a result of the roll-out of digital AWP terminals, which are being deployed under revenue participation agreements, lower phone card sales revenue as a result of a change in our product offering to a lower price and cost structure and decreased sales in Germany.  The decrease was partially offset by the sale of Wave™ terminals in Italy, the sale of instant ticket vending machines in Pennsylvania, the sale of VLT hardware in West Virginia and an up-front license fee for Global Draw games software.

Expense Analysis

Cost of services of $594.8 million for the year ended December 31, 2008 was $73.4 million or 14% higher than for the year ended December 31, 2007. The increase was primarily related to an additional four months of costs from OGT which was acquired in May 2007, the production and shipment of instant lottery tickets to China, including costs for air freight and duty on delivery of instant lottery tickets, costs associated with instant ticket validation services in China, costs associated with increased revenue from Global Draw and Games Media and contract loss accruals on Lottery Systems contracts in Mexico ($4.4 million) and Oklahoma ($3.4 million).  The increase was partially offset by lower costs in our licensed games business and reduced costs from ILC as a result of our disposal of the business in the fourth quarter of 2007.

Cost of sales of $85.9 million for the year ended December 31, 2008 was $4.4 million or 5% lower than for the year ended December 31, 2007 primarily reflecting lower costs in our phone card business as a result of a change in our product offering, the decline of sales in Germany and reduced sales from Games Media, partially offset by costs associated with the sale of Wave™ terminals in Italy, the sale of instant ticket vending machines in Pennsylvania and the sale of VLT hardware in West Virginia.

Selling, general and administrative expense of $184.2 million for the year ended December 31, 2008 was $19.1 million or 12% higher than for the year ended December 31, 2007.  The increase was primarily attributable to increased legal, compliance and business development costs for our expanded business in China and costs from the Global Draw earn-out ($4.4 million).  The increase was partially offset by cost savings initiatives from the shut down of the OGT plant in San Antonio during early 2008 and no costs from ILC as a result of our disposal of the business in the fourth quarter of 2007.

Employee termination costs of $13.7 million for the year ended December 31, 2008 were a result of our cost reduction initiatives.   Employee termination costs of $3.6 million for the year ended December 31, 2007 were primarily incurred in Germany during 2007 as a result of the rationalization of our global Printed Products Group operations during the fourth quarter of 2007.

Depreciation and amortization expense of $218.6 million for the year ended December 31, 2008 increased $58.2 million or 36% from the year ended December 31, 2007, as a result of long-lived asset impairment charges of approximately $76.2 million primarily related to underperforming contracts in Mexico ($38.5 million) and Oklahoma ($14.1 million) and the impairment of obsolete hardware ($12.8 million).  The increase was also caused by higher depreciation from Global Draw, Games Media and our domestic pari-mutuel business as a result of new contracts.  The increase was partially offset by asset impairment charges of $26.3 million in the year ended December 31, 2007 for the impairment of long-lived assets in Peru and fixed assets in Germany.

Interest expense of $78.1 million for the year ended December 31, 2008 increased $7.3 million or 10% from the same period in 2007, primarily attributable to increased borrowings plus higher interest on the convertible debentures under FSP APB 14-1, partially offset by a decline in interest rates.  As a result of the adoption of FSP APB 14-1, we recorded additional interest expense of approximately $13.0 million and $12.2 million for the years ended December 31, 2008 and 2007, respectively.

Equity in earnings of joint ventures primarily reflects our share of the earnings from CLN in connection with the operation of the Italian Gratta e Vinci instant lottery, our share of the equity of RCN and our interest in Guard Libang. For the year ended December 31, 2008, our share of CLN’s income totaled $51.7 million compared to $37.7 million for the year ended December 31, 2007 as a result of continued growth of instant ticket sales in Italy.  For the year ended December 31, 2008, our share of the earnings of RCN was $3.9 million compared to $3.3 million in for the year ended December 31, 2007. For the year ended December 31, 2008, our share of the earnings of Guard Libang was $3.4 million compared to $0.3 million in for the year ended December 31, 2007, which reflects growth of the validation business in China.

Early extinguishment of long-term debt of $3.0 million for the year ended December 31, 2008 reflects the write-off of unamortized deferred financing fees related to our old credit agreement, which was terminated and replaced with our new credit agreement.

Income tax expense was $8.4 million for the year ended December 31, 2008 versus $25.2 million for the year ended December 31, 2007.  The effective tax rate increased in 2008 to 216.0% from 32.2% in 2007.  The increase in the 2008 effective tax rate results primarily from the loss of the federal tax benefit of the original issue discount due to the adoption of FSP APB 14-1 and from the impairment charge related to the Mexico contract.  The tax benefit of the Mexico loss is fully offset by a valuation allowance as the realizability of the deferred tax asset created by the impairment charge is uncertain.

Segment Overview

Printed Products

For the year ended December 31, 2008, total revenue for Printed Products was $580.3 million compared to $537.1 million in the year ended December 31, 2007, an increase of $43.2 million or 8%. For the year ended December 31, 2008, service revenue for Printed Products was $548.3 million compared to $498.2 million for the year ended December 31, 2007, an increase of $50.1 million or 10%. The increase was primarily attributable to an additional four months of service revenue from OGT, which was acquired in May 2007 ($30.7 million), the sale of instant lottery tickets to the China Sports Lottery ($40.2 million) and increased sales internationally.  The increase was partially offset by the impact of the 2007 re-priced Pennsylvania cooperative services contract ($12.3 million), the impact of the re-priced Florida cooperative services contract, which began impacting revenue during the fourth quarter 2008 ($5.5 million), the strengthening of the U.S. dollar ($1.4 million), decreased revenues from the sale of our licensed games ($7.5 million) and decreased revenue from ILC as a result of the disposal of the business in the fourth quarter of 2007.

Printed Products sales revenue for the year ended December 31, 2008 was $31.9 million compared to $39.0 million for the year ended December 31, 2007, a decrease of $7.1 million or 18%. The decrease was primarily the result of lower phone card sales revenue as a result of a change in our product offering to a lower price and cost structure and decreased sales in Germany.

Cost of services of $331.5 million for the year ended December 31, 2008 was $47.6 million or 17% higher than for the year ended December 31, 2007. The increase was primarily due to an additional four months of costs from OGT which was acquired in May 2007, the production and shipping of instant lottery tickets to China, including costs for air freight and duty on delivery of instant lottery tickets and increased sales of instant lottery tickets internationally.  The increase was partially offset by lower costs in our licensed games business and reduced costs from ILC as a result of our disposal of the business in the fourth quarter of 2007.

Cost of sales of $20.2 million for the year ended December 31, 2008 was $12.3 million or 38% lower than for the year ended December 31, 2007 primarily due to lower costs in our phone card business as a result of a change in our product offering and the decline of sales in Germany.

Selling, general and administrative expense of $59.3 million for the year ended December 31, 2008 was $2.7 million or 4% lower than for the year ended December 31, 2007.  The decrease was primarily attributable to cost savings initiatives from the shut down of the OGT plant in San Antonio during early 2008 and no costs from ILC as a result of our disposal of the business in the fourth quarter of 2007, partially offset by increased legal, compliance and business development costs from our business in China.

Employee termination costs of $7.2 million for the year ended December 31, 2008 were a result of our cost reduction initiatives. Employee termination costs of $3.6 million for the year ended December 31, 2007 were primarily incurred in Germany during 2007 as a result of the rationalization of our global Printed Products Group operations during the fourth quarter of 2007.

Depreciation and amortization expense of $43.1 million for the year ended December 31, 2008 decreased $23.9 million or 36% compared to the year ended December 31, 2007, primarily due to asset impairment charges of $26.3 million in the year ended December 31, 2007 for the impairment of long-lived assets in Peru and fixed assets in Germany and decreased amortization on our licensed property contracts, partially offset by approximately $6.4 million of impairment charges incurred during the fourth quarter of 2008 primarily related to long-lived assets in the U.S.

Lottery Systems

For the year ended December 31, 2008, total revenue for Lottery Systems was $298.7 million compared to $265.1 million for the year ended December 31, 2007, an increase of $33.6 million or 13%.  Lottery Systems service revenue for the year ended December 31, 2008 was $236.0 million compared to $216.3 million for the year ended December 31, 2007, an increase of $19.7 million or 9%.  The increase was primarily due to increased revenue from instant ticket validation services in China ($18.9 million), increased revenue from our Lottery Systems contracts in Hungary, Israel and Puerto Rico and the strengthening of the Euro ($4.7 million).  The increase was partially offset by a decrease in revenue from the South Carolina contract and a decrease in revenue from the absence of the Korea contract.

Lottery Systems sales revenue for the year ended December 31, 2008 was $62.7 million compared to $48.7 million for the year ended December 31, 2007, an increase of $14.0 million or 29%.  The increase was primarily due to the sale of Wave™ terminals in Italy ($18.5 million), Lottery Systems sales in Hungary, Germany and Israel, the sale of instant ticket vending machines in Pennsylvania, the sale of VLT hardware in West Virginia and the sale of video software upgrades in Quebec.  The increase was partially offset by the absence of one-time sales from 2007 including the sale of ticket checker machines in Canada, sales from the Korea contract, and hardware sales in Australia.

Cost of services of $132.3 million for the year ended December 31, 2008 was $18.1 million or 16% higher than in the year ended December 31, 2007. The increase was primarily due to costs associated with instant ticket validation services in China, increased costs associated with the new online contract in Connecticut and contract loss accruals on Lottery Systems contracts in Mexico ($4.4 million) and Oklahoma ($3.4 million).  The increase was partially offset by a decrease in cost from the absence of the Korea contract.

Cost of sales of $54.3 million for the year ended December 31, 2008 was $27.3 million higher than in the year ended December 31, 2007, primarily due to costs associated with the sale of Wave™ terminals in Italy, Lottery Systems sales in Hungary, Germany and Israel, the sale of instant ticket vending machines in Pennsylvania, the sale of VLT hardware in West Virginia and the sale of video software upgrades in Quebec.  The increase was partially offset by a reduction in cost as a result of the absence of one-time sales from 2007 including the sale of instant ticket checker machines in Canada and hardware sales in Australia.

Selling, general and administrative expense of $33.6 million for the year ended December 31, 2008 was $5.2 million or 18% higher than for the year ended December 31, 2007.  The increase was primarily attributable to increased legal, compliance and business development costs for our expanded business in China, partially offset by reduced incentive compensation costs.

Employee termination costs of $2.6 million for the year ended December 31, 2008 were a result of our cost reduction initiatives.

Depreciation and amortization expense of $125.8 million for the year ended December 31, 2008 increased $63.6 million compared to the year ended December 31, 2007, primarily due to charges of $64.1 million related to the impairment of certain hardware and software assets in the Lottery Systems business for the year ended December 31, 2008 primarily as a result of certain underperforming Lottery Systems contracts in Mexico ($38.5 million) and Oklahoma ($11.5 million) and the impairment of other obsolete hardware ($6.4 million).

Diversified Gaming

For the year ended December 31, 2008, total revenue for Diversified Gaming was $239.8 million compared to $244.5 million in the year ended December 31, 2007, a decrease of $4.7 million or 2%. Diversified Gaming service revenue for the year ended December 31, 2008 was $215.6 million compared to $207.9 million for the year ended December 31, 2007, an increase of $7.7 million or 4%. The increase in service revenue primarily reflects increased revenue from Global Draw and Games Media, partially offset by the strengthening of the U.S. dollar ($5.5 million), lower revenue on our pari-mutuel contract in Germany as a result of changing to a fixed fee revenue structure, lower revenue due to the loss of our Woodbine pari-mutuel contract in Canada and decreased revenue from our venue management business due to lower handle.

The Diversified Gaming sales revenue for the year ended December 31, 2008 was $24.2 million compared to $36.6 million for the year ended December 31, 2007, a decrease of $12.4 million or 34%.  The decrease was primarily due to decreased sales from Games Media reflecting the expected decline in sales of analog AWP terminals as a result of the roll-out of digital AWP terminals, which are being deployed under revenue participation agreements.  The decrease was partially offset by an up-front license fee for Global Draw game software.

Cost of services of $130.9 million for the year ended December 31, 2008 was $7.6 million or 6% higher than for the year ended December 31, 2007. The increase was primarily due to costs associated with increased revenue from Global Draw and Games Media and increased costs associated with our domestic pari-mutuel business, partially offset by a decline in costs from our pari-mutuel contract in Germany as a result of changing to a fixed fee revenue structure, lower costs as a result of the loss of our Woodbine pari-mutuel contract in Canada and lower costs from our venue management business.

Cost of sales of $11.4 million for the year ended December 31, 2008 was $19.4 million or 63% lower than for the year ended December 31, 2007, primarily due to reduced sales from Games Media.

Selling, general and administrative expense of $25.9 million for the year ended December 31, 2008 was $5.5 million or 27% higher than for the year ended December 31, 2007. The increase was primarily due to the Global Draw earn-out ($4.4 million) and increased costs from Games Media.

Employee termination costs of $1.2 million for the year ended December 31, 2008 were a result of our cost reduction initiatives.

Depreciation and amortization expense of $45.6 million for the year ended December 31, 2008 increased $15.3 million or 50% primarily due to a $2.6 million long-lived asset impairment charge for certain obsolete hardware, plus higher depreciation from Global Draw and Games Media, and from our domestic pari-mutuel racing business as a result of the deployment of new contracts.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

The following analysis compares the results of operations for the year ended December 31, 2007 to the results of operations for the year ended December 31, 2006.

Overview

Revenue Analysis

For the year ended December 31, 2007, total revenue was $1,046.7 million compared to $897.2 million for the year ended December 31, 2006, an increase of $149.5 million or 17%. Our service revenue for the year ended December 31, 2007 was $922.4 million compared to $791.8 million for the year ended December 31, 2006, an increase of $130.6 million or 16%. The increase was primarily attributable to a full year of revenue from Global Draw, which was acquired in April 2006 ($19.4 million), and ILC, which was acquired in December 2006 ($6.2 million), as well as revenue from OGT, which was acquired in May 2007 ($66.7 million), and increased sales of instant lottery tickets in Italy.  Our sales revenue for the year ended December 31, 2007 was $124.3 million compared to $105.4 million in the year ended December 31, 2006, an increase of $18.9 million or 18%. The increase primarily reflects sales resulting from the acquisition of Games Media in December 2006 ($31.7 million), a $6.5 million sale of hardware in Canada in 2007 and lottery terminal sales in Australia, partially offset by the absence of a $20.3 million one-time sale of terminals in Germany and a decline in phone card sales.

Expense Analysis

Cost of services of $521.4 million for the year ended December 31, 2007 was $89.4 million or 21% higher than for the year ended December 31, 2006. The increase was primarily related to the acquisitions of Global Draw in April 2006, ILC in December 2006 and OGT in May 2007, and higher costs associated with increased instant ticket sales in Italy. Cost of sales of $90.3 million for the year ended December 31, 2007 was $12.4 million or 16% higher than in the year ended December 31, 2006 primarily due to the acquisition of Games Media in December 2006 and costs associated with a hardware sale in Canada and lottery terminal sales in Australia, partially offset by reduced costs associated with the absence of a one-time sale of terminals in Germany and a decline in phone card sales.

Selling, general and administrative expense of $165.1 million for the year ended December 31, 2007 was $22.0 million or 15% higher than in the year ended December 31, 2006. The increase was primarily related to increased costs associated with the acquisitions of Global Draw in April 2006, Games Media in December 2006 and OGT in May 2007, ILC disposal costs of $2.8 million and increased stock-based compensation costs. The increase was partially offset by the reversal of a $3.9 million warranty reserve for EssNet.

Depreciation and amortization expense of $160.4 million for the year ended December 31, 2007 increased $54.4 million or 51% from the same period in 2006, primarily due to asset impairment charges of $26.3 million in the year ended December 31, 2007 for the impairment of long-lived assets in Peru and fixed assets in Germany as a result of our plan to rationalize our global Printed Products Group operations.  The increase was also due to increased amortization of deferred installation costs of the new Lottery Systems contract in Maryland and the lottery contract in Mexico, increased amortization on domestic and international Lottery System contracts and increased amortization on licensed property contracts.

Interest expense of $70.8 million for the year ended December 31, 2007 increased $16.0 million or 29% from the same period in 2006, primarily attributable to increased borrowings to fund acquisitions, higher interest rates and higher interest on the convertible debentures under FSP APB 14-1. As a result of the adoption of FSP APB 14-1, we recorded additional interest expense of approximately $12.2 million and $11.5 million for the years ended December 31, 2007 and 2006, respectively.

Equity in earnings of joint ventures primarily reflects our share of the earnings of CLN, our Italian joint venture, in connection with the operation of the Italian Gratta e Vinci instant lottery, our share of the equity of RCN in connection with the interest we acquired in February 2007 and our interest in Guard Libang. For the year ended December 31, 2007, our share of CLN’s earnings totaled $37.7 million compared to $8.3 million in the year ended December 31, 2006. The increase in income for the year ended December 31, 2007 reflects continued growth of instant ticket sales in Italy.  For the year ended December 31, 2007, our share of the earnings of RCN was $3.3 million and our share of the earnings of Guard Libang was $0.3 million.

Income tax expense was $25.2 million and $24.1 million for the year ended December 31, 2007 and 2006, respectively.  The effective income tax rate for the year ended December 31, 2007 and 2006 was approximately 32.2% and 30.4%, respectively.  The increase in the effective income tax rate was primarily due to higher state income taxes in 2007.

Printed Products

For the year ended December 31, 2007, total revenue for Printed Products was $537.1 million compared to $439.6 million in the year ended December 31, 2006, an increase of $97.5 million or 22%. For the year ended December 31, 2007, service revenue for Printed Products was $498.2 million compared to $388.8 million in the prior year, an increase of $109.4 million or 28%. The increase was primarily attributable to the acquisitions of OGT in May 2007 ($66.7 million), and ILC in December 2006 ($6.2 million), increased sales of instant tickets in Italy and increased revenue on our licensed property contracts.

Printed Products sales revenue for the year ended December 31, 2007 was $39.0 million compared to $50.8 million for the year ended December 31, 2006, a decrease of $11.8 million or 23%. The decrease was primarily the result of decreased sales of phone cards associated with a continuing decline in phone card prices and volumes reflecting a market shift to lower-priced products.

Cost of services of $283.9 million for the year ended December 31, 2007 was $84.9 million or 43% higher than from the same period in 2006. The increase was primarily due to higher operating costs as a result of the acquisitions of OGT in May 2007 and ILC in December 2006, combined with increased costs as a result of higher ticket sales in Italy.

Cost of sales of $32.5 million for the year ended December 31, 2007 was $7.5 million or 19% lower than for the year ended December 31, 2006, primarily due to decreased costs associated with the continuing decline in phone card sales.

Selling, general and administrative expense of $62.0 million for the year ended December 31, 2007 was $13.1 million or 27% higher than in the year ended December 31, 2006.  The increase was primarily attributable to the acquisitions of OGT in May 2007 and ILC in December 2006 and a $2.8 million charge related to the sale of our interest in ILC during the fourth quarter 2007.

Depreciation and amortization expense of $67.0 million for the year ended December 31, 2007 increased $41.8 million as compared to the year ended December 31, 2006, primarily due to asset impairment charges of $26.3 million in the year ended December 31, 2007 for the impairment of the long-lived assets in Peru and fixed assets in Germany as a result of our plan to rationalize our global Printed Products Group operations.  The increase was also the result of increased amortization on licensed property contracts and depreciation from the acquisition of OGT in May 2007.

Lottery Systems

For the year ended December 31, 2007, total revenue for Lottery Systems was $265.1 million compared to $255.4 million in the year ended December 31, 2006, an increase of $9.7 million or 4%. Lottery Systems service revenue for the year ended December 31, 2007 was $216.3 million compared to $205.7 million for the year ended December 31, 2006, an increase of $10.6 million or 5%. The increase was primarily due to increased revenue from European customers and increased revenue from the new Maryland contract.

Lottery Systems sales revenue for the year ended December 31, 2007 was $48.7 million compared to $49.7 million for the year ended December 31, 2006, a decrease of $1.0 million or 2%.  The decrease was primarily due to the absence of a $20.3 million one-time sale of terminals in Germany in the year ended December 31, 2006, partially offset by a $6.5 million sale of hardware in Canada in 2007, terminal sales in Australia and increased sales of hardware in Colorado.

Cost of services of $114.2 million for the year ended December 31, 2007 was $0.5 million lower than in the year ended December 31, 2006.  The decrease was primarily due to reduced expenses associated with the 2006 cost reduction initiatives plus costs associated with increased revenues from European customers, partially offset by increased expenses associated with the lottery contract in Mexico.

Cost of sales of $27.0 million for the year ended December 31, 2007 was $6.5 million or 19% lower than during the year ended December 31, 2006, primarily reflecting a reduction in costs associated with the one-time sale of terminals in Germany in 2006, partially offset by higher costs associated with terminal sales in Australia and Canada in 2007.

Selling, general and administrative expense of $28.4 million for the year ended December 31, 2007 was $2.3 million or 7% lower than in the year ended December 31, 2006.  The decrease was primarily attributable to the reversal of a $3.9 million warranty reserve for EssNet, partially offset by increased costs from our European Lottery Systems business.

Depreciation and amortization expense of $62.2 million for the year ended December 31, 2007 increased $13.8 million or 29% as compared to the year ended December 31, 2006, primarily due to the amortization of deferred installation costs of the new Lottery Systems contract in Maryland and the lottery contract in Mexico plus increased amortization on domestic and international contracts.

Diversified Gaming

For the year ended December 31, 2007, total revenue for Diversified Gaming was $244.5 million compared to $202.2 million in the year ended December 31, 2006, an increase of $42.3 million or 21%. Diversified Gaming service revenue for the year ended December 31, 2007 was $207.9 million compared to $197.2 million in the year ended December 31, 2006, an increase of $10.7 million or 5%. The increase in service revenue primarily reflects a full year of revenue for Global Draw, which was acquired in April 2006 ($19.4 million), partially offset by the sale of our racing and data communications businesses in February 2007 plus reduced revenue from our domestic pari-mutuel business.

The Diversified Gaming sales revenue for the year ended December 31, 2007 was $36.6 million compared to $4.9 million in the same period in the prior year, an increase of $31.7 million.  The increase was primarily due to the acquisition of Games Media in December 2006.

Cost of services of $123.3 million for the year ended December 31, 2007 was $5.0 million or 4% higher than the year ended December 31, 2006. The increase was primarily due to a full year of costs for Global Draw, which was acquired in April 2006, partially offset by the sale of our racing and data communications businesses in February 2007.

Cost of sales of $30.8 million for the year ended December 31, 2007 was $26.4 million higher than the year ended December 31, 2006, primarily due to the acquisition of Games Media in December 2006.

Selling, general and administrative expense of $20.4 million for the year ended December 31, 2007 was $3.6 million or 21% higher than in the year ended December 31, 2006. The increase was primarily due to a full year of costs for Global Draw, which was acquired in April 2006, and Games Media, which was acquired in December 2006, partially offset by reduced costs related to domestic contracts plus reduced costs associated with reduction in force in our sports betting business.

Depreciation and amortization expense of $30.3 million for the year ended December 31, 2007 decreased $1.1 million or 4% from the year ended December 31, 2006, primarily due to a $9.7 million charge in the year ended December 31, 2006 related to the impairment of certain hardware and software assets in the pari-mutuel business as a result of the roll-out of our new terminal, the two new Quantum™ Data Centers, and the write-off of hardware and accrual of losses on certain under-performing pari-mutuel contracts, partially offset by increased depreciation resulting from the acquisition of Global Draw in April 2006 and Global Draw’s rollout of the Nevada™ terminals in September 2007.

Liquidity, Capital Resources and Working Capital

In June 2008, we entered into certain debt financing transactions structured to extend the average maturity of the Company’s debt, create additional borrowing capacity and revise certain financial covenants to be more favorable to the Company.  We and our 100%-owned subsidiary, SGI, entered into a credit agreement, dated as of June 9, 2008, among SGI, as borrower, the Company, as guarantor, and the several lenders from time to time parties thereto (“the Credit Agreement”).  The Credit Agreement replaced the Company’s credit agreement, dated as of December 23, 2004, as amended and restated as of January 24, 2007 (the “2004 Credit Agreement”).  All amounts outstanding under the 2004 Credit Agreement were paid on June 9, 2008, and the 2004 Credit Agreement was terminated.  In addition, on June 11, 2008, SGI issued $200,000 of 7.875% senior subordinated notes due 2016 (the “2008 Notes”).   The 2008 Notes were issued pursuant to an indenture dated as of June 11, 2008 among SGI, as issuer, the Company, as a guarantor, the Company’s subsidiary guarantors party thereto and the trustee.  In connection with the Credit Agreement and the issuance of the 2008 Notes, an aggregate of $13.0 million was paid to certain financial institutions in the form of fees and initial purchasers’ discounts.  Refer to Note 8 to the Consolidated Financial Statements for additional information regarding long-term and other debt.

As of December 31, 2008, our long-term debt consists of $200.0 million in aggregate principal amount of the “2008 Notes”, $200.0 million in aggregate principal amount of 6.25% senior subordinated notes due 2012 (the “2004 Notes”), $273.8 million in aggregate principal amount of 0.75% convertible senior subordinated debentures due 2024 (the “Convertible Debentures”) and borrowings under the Credit Agreement.  The Credit Agreement consists of a $250.0 million revolving credit facility (the “Revolver”), and a $550.0 million senior secured term loan credit facility (the “Term Loan”).  Short-term debt includes approximately $37.5 million of unsecured borrowings, denominated in Chinese Renminbi Yuan (“RMB”), from two banks in China and current installments on long-term debt.

The Credit Agreement and the indentures governing the 2008 Notes and the 2004 Notes contain covenants customary for financings of these types, including negative covenants that, among other things, limit the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends or make distributions or certain other restricted payments, purchase or redeem capital stock, make investments or extend credit, engage in certain transactions with affiliates, engage in sale-leaseback transactions, consummate certain asset sales, effect a consolidation or merger, sell, transfer, lease or otherwise dispose of all or substantially all assets, or create certain liens and other encumbrances on assets.

As of December 31, 2008, we had approximately $190.2 million available for additional borrowing or letter of credit issuance under our Revolver.  There were no borrowings and $59.8 million in outstanding letters of credit under our Revolver as of December 31, 2008.  Our ability to borrow under the Credit Agreement will depend on us remaining in compliance with the limitations imposed by our lenders, including the maintenance of certain financial ratios. See Note 8 to Consolidated Financial Statements (Long-Term and Other Debt) for additional information regarding these financial ratios.

Our pari-mutuel wagering, online lottery, instant ticket validation and wide area gaming systems service contracts require us to, among other things, maintain the central computing system and related hardware in efficient working order, provide added software functionality upon request, provide on-site computer operators, and furnish necessary supplies. Our primary expenditures associated with these services are personnel and related costs, which are expensed as incurred and are included in Operating Expenses Services in the consolidated statements of income. Historically, the revenues we derive from our service contracts have exceeded the direct costs associated with fulfilling our obligations thereunder. We expect that we will continue to realize positive cash flow and operating income as we extend or renew existing service contracts. We also expect that we will enter into new contracts that are accretive to our cash flow. In addition, through advancements in technology, we are continually deploying more efficient and cost effective methods for manufacturing and delivering our products and services to our customers. We expect that technological efficiencies will continue to positively impact our future cash flows and operating results. In the next year, we expect to purchase approximately 20,000 ticket checking machines for our contract with the China Sports Lottery for a total cost of approximately $11.8 million.  We are not party to any other material short-term or long-term obligations or commitments pursuant to these service contracts.

Periodically, we bid on new pari-mutuel, instant ticket validation and wide area gaming and online lottery contracts. Once awarded, these contracts generally require significant up-front capital expenditures for terminal assembly, customization of software, software and equipment installation and telecommunications configuration. Historically we have funded these up-front costs through cash flows generated from operations, available cash on hand and borrowings under our credit facilities. Our ability to continue to procure new contracts will depend on, among other things, our then present liquidity levels and/or our ability to borrow at commercially acceptable rates to finance the initial up-front costs. Once operational, long-term service contracts have been accretive to our operating cash flow.  The actual level of capital expenditures will ultimately largely depend on the extent to which we are successful in winning new contracts.  Furthermore, our pari-mutuel wagering network consists of approximately 26,000 wagering terminals. Periodically, we elect to upgrade the technological capabilities of older terminals and replace terminals that have exhausted their useful lives.  Servicing our installed terminal base requires that we maintain a supply of parts and accessories on hand.  We are also required, contractually in some cases, to provide spare parts over an extended period of time, principally in connection with our systems and terminal sale transactions. To meet our contractual obligations and maintain sufficient levels of on-hand inventory to service our installed base, we purchase inventory on an as-needed basis. We presently have no inventory purchase obligations, other than in the ordinary course of business.

At December 31, 2008, our available cash, short-term investments and borrowing capacity totaled $330.8 million compared to $150.6 million at December 31, 2007.  The amount of our available cash and short-term investments fluctuates principally based on the timing of collections from our customers, cash expenditures associated with new and existing pari-mutuel wagering and lottery systems contracts, borrowings or repayments under our credit facilities and changes in our working capital position. The increase in our available cash from the December 31, 2007 level principally reflects the net cash provided by operating activities for the year ended December 31, 2008 of $208.5 million, including a $23.0 million cash dividend from CLN, plus long-term borrowings of $807.3 million, offset by wagering and other capital expenditures and other investing activities totaling $228.7 million, acquisition-related payments of $8.1 million and $626.0 million of payments on long-term debt.  The $208.5 million of net cash provided by operating activities is derived from $222.4 million of net cash provided by operations offset by $13.9 million used in changes in working capital. The working capital changes occurred principally from increases in accounts receivable, inventories, prepaid expenses, deposits and other current assets and accounts payable. Capital expenditures totaled $19.7 million in the year ended December 31, 2008, compared to $34.7 million in the prior year. Wagering system expenditures, including software expenditures, totaled $200.0 million in the year ended December 31, 2008, compared to $179.6 million in the prior year. This increase is primarily due to the new lottery contracts in  Connecticut and Pennsylvania, coupled with gaming terminals related to Global Draw and Games Media. Cash flow from financing activities principally reflects the borrowings and the repayments of borrowings under the Credit Agreement and the 2008 Notes.

At December 31, 2007, our available cash, short-term investments and borrowing capacity totaled $150.6 million compared to $82.4 million at December 31, 2006. Under the 2004 Credit Agreement, we had approximately $121.2 million available for additional borrowings or letter of credit issuance under our revolver at December 31, 2007. The amount of our available cash and short-term investments fluctuates principally based on the timing of collections from our customers, cash expenditures associated with new and existing pari-mutuel wagering and lottery systems contracts, borrowings or repayments under our credit facilities and changes in our working capital position. The increase in our available cash from the December 31, 2006 level principally reflects the net cash provided by operating activities for the year ended December 31, 2007 of $192.2 million plus long-term borrowings of $358.0 million, offset by wagering and other capital expenditures and other investing activities totaling $252.5 million, acquisition-related payments of $120.1 million and $196.9 million of payments on long-term debt.  The $192.2 million of net cash provided by operating activities is derived from $208.1 million of net cash provided by operations offset by $15.9 million used in changes in working capital. The working capital changes occurred principally from increases in accounts receivable, inventories and accrued liabilities and decreases in accounts payable, partially offset by a decrease in other current assets. Capital expenditures totaled $34.7 million in the year ended December 31, 2007, compared to $16.0 million in the corresponding period in 2006. Wagering system expenditures, including software expenditures, totaled $179.6 million in the year ended December 31, 2007, compared to $144.8 million in 2006. This increase is primarily due to the new lottery contracts in Mexico and Connecticut, coupled with gaming terminals related to Global Draw. Cash flow from financing activities principally reflects the repayments of borrowings under the 2004 Credit Agreement. We believe that our cash flow from operations, available cash and available borrowing capacity under the Credit Agreement will be sufficient to meet our liquidity needs, including anticipated capital expenditures, for the foreseeable future; however, there can be no assurance that this will be the case. While we are not aware of any particular trends, our contracts periodically renew and there can be no assurance that we will be successful in sustaining our cash flow from operations through renewal of our existing contracts or through the addition of new contracts. During 2009, we expect to implement plans to reduce operating costs and capital expenditures and pay down between $50.0 million and $100.0 million of our outstanding indebtedness (although the actual amount of indebtedness that we pay down during 2009 may fall outside of this range).

In addition, lottery customers in the United States generally require service providers to provide performance bonds in connection with each state contract. Our ability to obtain performance bonds on commercially reasonable terms is subject to prevailing market conditions, which may be impacted by economic and political events. Although we have not experienced any difficulty obtaining such bonds, there can be no assurance that we will continue to be able to obtain performance bonds on commercially reasonable terms or at all. While we are not aware of any reason to do so, if we need to refinance all or part of our indebtedness, on or before maturity, or provide letters of credit or cash in lieu of performance bonds, there can be no assurance that we will be able to obtain new financing or to refinance any of our indebtedness, on commercially reasonable terms or at all.

Under the terms of our Convertible Debentures, the holders of the Convertible Debentures may require us to repurchase some or all of their debentures for cash on June 1, 2010 at a repurchase price equal to 100% of the principal amount of the debentures being repurchased, plus accrued and unpaid interest.   If current market conditions continue and our common stock continues to trade at current levels, it is likely that the holders of the debentures will exercise this repurchase right.  In connection with that repurchase right, the terms of our Credit Agreement provide that our Term Loan and our Revolver will both mature on March 1, 2010, unless one of the following conditions is met:

•                  the right of holders of our Convertible Debentures to require the repurchase of their Convertible Debentures is eliminated;

•                  our Convertible Debentures are refinanced, redeemed or defeased (or a trust or escrow is established, on terms reasonably satisfactory to the administrative agent under our Credit Agreement, for purposes of and in an amount sufficient to discharge all payment obligations with respect to our Convertible Debentures); or

•                  the sum of the aggregate unused and available revolving facility commitments plus our unrestricted cash is not less than the sum of the principal amount of our Convertible Debentures then outstanding plus $50.0 million.

In addition, our 2004 Notes mature on December 15, 2012.  In connection with the anticipated maturity of these notes, the terms of our Credit Agreement provide our Term Loan and our Revolver will both mature on September 15, 2012, unless one of the following conditions is met:

•                  these notes are refinanced, redeemed or defeased (or a trust or escrow is established, on terms and conditions reasonably satisfactory to the administrative agent, for purposes of and in an amount sufficient to discharge these notes); or

•                  the sum of the aggregate unused and available revolving facility commitments plus our unrestricted cash is not less than the sum of the principal amount of these notes then outstanding plus $50.0 million.

We intend to take the steps necessary to satisfy the conditions set forth above in a timely manner, including implementing plans to reduce operating costs and capital expenditures during 2009.  However, we cannot assure you that we will have sufficient resources, or will be able to arrange financing, to satisfy such conditions or to repay any accelerated indebtedness under our Credit Agreement or, even if we obtain a waiver from our lenders under our Credit Agreement, to repurchase our Convertible Debentures in 2010 or such later date as such repurchase may be required, or to repay in 2012 our 2004 Notes.

The terms of the indenture governing the Convertible Debentures give holders the right to convert the Convertible Debentures under certain circumstances.  The Convertible Debentures contain a net settlement feature.  This feature entitles holders of each $1,000 principal amount of Convertible Debentures being converted to receive cash up to $1,000 and shares for any excess conversion value determined in a manner provided in the indenture governing the Convertible Debentures.  See Note 8 to our Consolidated Financial Statements for additional information regarding this conversion right.

On February 25, 2009, our Board of Directors approved an increase to the amount authorized under our previously announced program for the repurchase of our Convertible Debentures from $50.0 million to $100.0 million in aggregate principal amount.  There was approximately $273.8 million in aggregate principal amount of Convertible Debentures outstanding as of December 31, 2008.  Purchases are expected to be funded by cash flows from operations, borrowings, or a combination thereof.  The manner, timing and amount of purchases will be determined by our management based on its evaluation of market conditions, price of the Convertible Debentures and other factors.  The program may be suspended or discontinued at any time.

Our contractual obligations and commercial commitments principally include obligations associated with our outstanding indebtedness and future minimum operating lease obligations, as set forth in the table below:

	(in thousands)
	Cash Payments Due By Period
		Within	Within	Within	After
	Total	1 Year	2-3 Years	4-5 Years	5 Years
Long-term debt, 6.25% notes (1)	$200,000	—	—	200,000	—
Long-term debt, 0.75% Notes (1) (2)	273,782	—	273,782	—	—
Long-term debt, 7.875% notes (1)	200,000	—	—	—	200,000
Long-term debt, Term Loan (1)	545,875	5,500	11,000	529,375	—
Unsecured borrowings denominated in RMB (1)	37,530	37,530	—	—	—
Other long-term debt	2,461	354	753	1,123	231
Interest expense (3)	302,130	54,025	102,620	86,430	59,055
Global Draw earn-out (4)	80,000	80,000	—	—	—
Contractual capital requirements	11,800	11,800	—	—	—
Operating leases	95,634	19,723	30,092	23,863	21,956
SERP Payout (5)	15,835	9,760	2,978	3,097	—
Other long-term liabilities (6)	24,475	—	6,997	6,133	11,345
Total contractual obligations	$1,789,522	218,692	428,222	850,021	292,587

(1)          Refer to Note 8 to the Consolidated Financial Statements for information regarding long-term and other debt.

(2)          The Convertible Debentures are due in 2024.  However, these Convertible Debentures could require cash payment before that date if holders of these Convertible Debentures exercise their right to require us to repurchase their Convertible Debentures or elect to convert the Convertible Debentures, subject to certain conditions, if we call the Convertible Debentures for redemption, or upon certain corporate transactions.

(3)          Based on rates in effect at December 31, 2008.

(4)          In accordance with the purchase agreement for the acquisition of Global Draw, we estimate that an earn-out of approximately $80.0 million to $90.0 million may be paid to the selling shareholders and certain members of the management of Global Draw in 2009.

(5)          See Note 13 Pension and Other Post-Retirement Plans for information regarding the SERP.

(6)          We have excluded approximately $16.0 million of long-term pension plan and other post retirement liabilities, deferred compensation liabilities of approximately $18.6 million and the liability for uncertain tax positions of $19.8 million at December 31, 2008.  Due to the high degree of uncertainty regarding the timing of potential future cash flows associated with these liabilities, we are unable to make a reasonably reliable estimate of the amount and period in which these liabilities might be paid.

New Accounting Pronouncements

Recently Issued Accounting Standards

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 was effective for us on January 1, 2008 for all financial assets and liabilities and for nonfinancial assets and liabilities recognized or disclosed at fair value in our Consolidated Financial Statements on a recurring basis (at least annually). For all other nonfinancial assets and liabilities, SFAS 157 is effective for us on January 1, 2009. As it relates to our non-pension related financial assets and liabilities and for nonfinancial assets and liabilities recognized or disclosed at fair value in our Consolidated Financial Statements on a recurring basis (at least annually), the adoption of SFAS 157 did not have a material impact on our Consolidated Financial Statements. We are in the process of evaluating the impact that SFAS 157 will have on our pension related financial liabilities and our nonfinancial assets and liabilities not valued on a recurring basis (at least annually).

In December 2007, the FASB issued SFAS No. 141(revised 2007, Business Combinations) (“SFAS 141(R)”).  SFAS 141(R) supersedes SFAS 141 and requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction and any non-controlling interest in the acquiree at the acquisition date, measured at the fair value as of that date. This includes the measurement of the acquirer shares issued in consideration for a business combination, the recognition of contingent consideration, the accounting for pre-acquisition gain and loss contingencies, the recognition of capitalized in-process research and development, the accounting for acquisition-related restructuring cost accruals, the treatment of acquisition related transaction costs and the recognition of changes in the acquirer’s income tax valuation allowance and deferred taxes. SFAS 141(R) is effective for fiscal years and interim periods within those fiscal years beginning on or after December 15, 2008 and is to be applied prospectively as of the beginning of the fiscal year in which the statement is applied.  Accordingly, any business combinations we engage in on or after January 1, 2009 will be recorded and disclosed according to SFAS 141(R). We expect SFAS 141(R) will have an impact on accounting for business combinations once adopted but the effect is dependent upon acquisitions at that time.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 establishes accounting and reporting standards that require noncontrolling interests to be reported as a component of equity, changes in a parent’s ownership interest while the parent retains its controlling interest be accounted for as equity transactions, and any retained noncontrolling equity investment upon the deconsolidation of a subsidiary be initially measured at fair value. SFAS 160 is effective for fiscal years and interim periods within those fiscal years beginning on or after December 15, 2008 and is to be applied prospectively as of the beginning of the fiscal year in which the statement is applied.  We are required to adopt SFAS 160 in the first quarter of 2009. We do not expect the adoption of SFAS 160 to have a material impact on our financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133, as amended and interpreted (“SFAS 161”), which requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting.  Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.  We do not expect that the adoption of SFAS No. 161 will have a material impact on our financial statements.

ITEM 8.     FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
FINANCIAL STATEMENT SCHEDULE

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

All other schedules are omitted as the required information is inapplicable or the information is presented in the consolidated financial statements or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Scientific Games Corporation

New York, New York

We have audited the internal control over financial reporting of Scientific Games Corporation and subsidiaries (the "Company") as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2008 of the Company and our report dated March 2, 2009 expressed an unqualified opinion on those financial statements and financial statement schedule and included an explanatory paragraph relating to the Company's adoption of Financial Accounting Standards Board Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" on January 1, 2007.

DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 2, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Scientific Games Corporation
New York, New York

We have audited the accompanying consolidated balance sheets of Scientific Games Corporation and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index.  These financial statements and financial statement schedule are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Consorzio Lotterie Nazionali (“CLN”), the Company’s investment which is accounted for by use of the equity method (see note 16 to the consolidated financial statements), as of and for the years ended December 31, 2008 and 2007. The Company’s equity in income of CLN was $51,913 and $37,894 for the years ended December 31, 2008 and 2007. Those statements were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for CLN, on the basis of International Financial Reporting Standards as issued by the International Accounting Standards Board, as of and for the years ended December 31, 2008 and 2007, is based solely on the report of the other auditors. We have applied auditing procedures to the adjustments to reflect equity in net income of CLN in accordance with accounting principles generally accepted in the United States of America.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of Scientific Games Corporation and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 8 to the consolidated financial statements, on January 1, 2009 the Company changed its method of accounting for its convertible debt instruments to conform to Financial Accounting Standards Board Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Settlement) and, retrospectively, adjusted all periods presented in the consolidated financial statements for the change.

As described in Notes 1 and 14 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) on January 1, 2007.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 2, 2009 expressed an unqualified opinion on the Company’s internal control over financial reporting.

DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 2, 2009
(May 15, 2009 as to the effects of retrospective adoption of Financial Accounting Standards Board Staff Position No. APB 14-1 as described in Note 8 to the consolidated financial statements)

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of December 31, 2008 and 2007

(in thousands, except per share amounts)

	As of December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$140,639	$29,403
Accounts receivable, net of allowance for doubtful accounts of $6,465 and $9,184 in 2008 and 2007, respectively	212,487	203,074
Inventories	75,371	79,295
Deferred income taxes, current portion	14,360	15,929
Prepaid expenses, deposits and other current assets	68,921	56,906
Total current assets	511,778	384,607
Property and equipment, at cost	1,016,767	979,561
Less accumulated depreciation	(441,288)	(404,667)
Net property and equipment	575,479	574,894
Goodwill, net	657,211	716,856
Intangible assets, net	120,946	133,030
Other assets and investments	317,039	289,399
Total assets	$2,182,453	$2,098,786

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Debt payments due within one year	$43,384	$4,942
Accounts payable	64,635	64,108
Accrued liabilities	152,665	148,464
Total current liabilities	260,684	217,514
Deferred income taxes	33,809	51,661
Other long-term liabilities	96,048	97,024
Long-term debt, excluding current installments	1,196,083	1,038,996
Total liabilities	1,586,624	1,405,195

Commitments and contingencies

Stockholders’ equity:
Class A common stock, par value $0.01 per share, 199,300 shares authorized, and 92,601 and 93,414 shares outstanding as of December 31, 2008 and 2007, respectively	926	934
Additional paid-in capital	628,356	589,057
Accumulated earnings	58,059	62,544
Treasury stock, at cost, 2,608 and 1,140 shares held as of December 31, 2008 and 2007, respectively	(42,586)	(19,442)
Accumulated other comprehensive income	(48,926)	60,498
Total stockholders’ equity	595,829	693,591
Total liabilities and stockholders’ equity	$2,182,453	$2,098,786

See accompanying notes to consolidated financial statements.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2008, 2007 and 2006

(in thousands, except per share amounts)

	Years Ended December 31,
	2008	2007	2006
Operating revenues:
Services	$999,972	$922,415	$791,804
Sales	118,857	124,289	105,426
	1,118,829	1,046,704	897,230
Operating expenses:
Cost of services (exclusive of depreciation and amortization)	594,785	521,433	432,013
Cost of sales (exclusive of depreciation and amortization)	85,856	90,347	77,934
Selling, general and administrative expenses	184,213	165,080	143,105
Employee termination costs	13,695	3,642	12,622
Depreciation and amortization	218,643	160,366	106,006
Operating income	21,637	105,836	125,550
Other (income) expense:
Interest expense	78,071	70,772	54,843
Equity in earnings of joint ventures	(58,570)	(41,252)	(7,900)
Early extinguishment of debt	2,960	—	—
Other income, net	(4,691)	(2,050)	(767)
	17,770	27,470	46,176
Income before income tax expense	3,867	78,366	79,374
Income tax expense	8,352	25,211	24,113
Net income (loss)	$(4,485)	$53,155	$55,261

Net income (loss) per share:
Basic	$(0.05)	$0.57	$0.61
Diluted	$(0.05)	$0.55	$0.58

Weighted average number of shares used in per share calculations:
Basic shares	92,875	92,566	91,066
Diluted shares	92,875	95,996	94,979

See accompanying notes to consolidated financial statements.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

Years Ended December 31, 2008, 2007 and 2006

(in thousands)

	Years Ended December 31,
	2008	2007	2006
Common stock:
Beginning balance	$934	$916	$899
Issuance of Class A common stock in connection with employee stock purchase plan	1	1	1
Issuance of Class A common stock in stock option and warrant exercises	6	17	19
Purchases of Class A common stock	(15)	—	(3)
Ending balance	926	934	916
Additional paid-in capital:
Beginning balance	589,057	544,413	425,750
Adoption of FSP APB 14-1	—	—	67,154
Issuance of Class A common stock in connection with employee stock purchase plan	962	1,034	1,062
Issuance and exercise of stock options, restricted stock units and warrants	3,363	14,105	15,165
Share-based compensation	34,122	25,312	21,700
Tax benefit from employee stock options	134	10,569	13,505
Deferred compensation	719	(6,379)	79
Convertible debt feature - FSP APB 14-1	(7)	17	(17)
Equity issuance costs - FSP APB 14-1	6	(14)	15
Ending balance	628,356	589,057	544,413
Accumulated (losses) earnings:
Beginning balance	62,544	10,885	(33,309)
Net income (loss)	(4,485)	53,155	55,261
Adoption of FSP APB 14-1	—	—	(11,067)
Adoption of FIN 48	—	(1,496)	—
Ending balance	58,059	62,544	10,885
Treasury stock:
Beginning balance	(19,442)	(19,442)	(9,556)
Purchase of Class A common stock	(23,144)	—	(9,886)
Ending balance	(42,586)	(19,442)	(19,442)
Accumulated other comprehensive income (loss):
Beginning balance	60,498	35,891	3,049
Other comprehensive income (loss)	(109,424)	24,607	35,273
Adoption of SFAS 158, net of tax	—	—	(2,431)
Ending balance	(48,926)	60,498	35,891
Total stockholders’ equity	$595,829	$693,591	$572,663
Comprehensive income (loss):
Net income (loss)	$(4,485)	$53,155	$55,261
Other comprehensive income (loss)
Minimum pension liability adjustment, net of tax	—	—	(2,478)
Pension gains and losses, net of tax	3,240	(524)	—
Foreign currency translation adjustment	(107,758)	24,634	38,235
Effective portion of derivative financial instruments	(4,901)	—	—
Unrealized gain (loss) on investments, net of tax	(5)	497	(484)
Other comprehensive income (loss)	(109,424)	24,607	35,273
Comprehensive income (loss)	$(113,909)	$77,762	$90,534

See accompanying notes to consolidated financial statements.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2008, 2007 and 2006

(in thousands)

	Years Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net income (loss)	$(4,485)	$53,155	$55,261

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	218,643	160,366	106,006
Change in deferred income taxes	(16,836)	(7,234)	(8,916)
Stock-based compensation	34,122	25,312	21,700
Non-cash interest expense	17,679	16,586	15,372
Undistributed equity in earnings of joint ventures	(58,570)	(41,252)	(7,900)
Gain or loss from asset disposal	694	—	—
Early extinguishment of debt	2,960	—	—
Changes in current assets and liabilities, net of effects of acquisitions
Accounts receivable	(20,797)	(9,383)	(22,415)
Inventories	(2,644)	(13,608)	(13,223)
Accounts payable	6,332	(8,140)	(10,502)
Accrued liabilities	18,024	(2,190)	28,087
Other current assets	(14,798)	17,405	(31,104)
Other	28,174	1,224	(1,169)
Net cash provided by operating activities	208,498	192,241	131,197

Cash flows from investing activities:
Capital expenditures	(19,686)	(34,686)	(15,988)
Wagering systems expenditures	(163,954)	(148,974)	(125,856)
Other intangible assets and software expenditures	(46,278)	(38,569)	(49,946)
Proceeds from asset disposals	201	—	—
Change in other assets and liabilities, net	(4,533)	(5,314)	(14,458)
Investment in joint venture	5,605	(30,827)	—
Business acquisitions, net of cash acquired	(8,109)	(120,054)	(296,928)
Net cash used in investing activities	(236,754)	(378,424)	(503,176)

Cash flows from financing activities:
Borrowings (repayments) under revolving credit facility	(158,000)	(33,000)	191,000
Proceeds from issuance of long-term debt	807,348	200,000	250,270
Payment on long-term debt	(467,978)	(5,900)	(105,715)
Payment of financing fees	(15,226)	(790)	(1,119)
Purchases of treasury stock	(23,144)	—	(9,822)
Excess tax benefit from equity-based compensation plan	134	10,569	13,505
Net proceeds from issuance of common stock	3,310	15,157	17,063
Net cash provided by financing activities	146,444	186,036	355,182
Effect of exchange rate changes on cash and cash equivalents	(6,952)	1,759	5,646
Increase (decrease) in cash and cash equivalents	111,236	1,612	(11,151)
Cash and cash equivalents, beginning of period	29,403	27,791	38,942
Cash and cash equivalents, end of period	$140,639	$29,403	$27,791

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
Years Ended December 31, 2008, 2007 and 2006
(in thousands)

Non-cash investing and financing activities

For the years ended December 31, 2008, 2007 and 2006

See Notes 6 and 8 for a description of deferred financing fee write-offs and capital lease transactions.

Supplemental cash flow information

Cash paid during the period for:

	Years Ended December 31,
	2008	2007	2006
Interest	$55,102	$52,963	$37,350
Income taxes, net of refunds	18,113	(4,243)	35,671

See accompanying notes to consolidated financial statements.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

(1)   Description of the Business and Summary of Significant Accounting Policies

When used in these notes, all references to the words “Scientific Games,” “we,” “us,” “our,” and “Company” refer to Scientific Games Corporation and all entities included in our consolidated financial statements unless otherwise specified or the context otherwise indicates.

(a) Description of the Business

We are a supplier of technology-based products, systems and services to gaming markets worldwide.  We report our operations in three business segments:  Printed Products Group, Lottery Systems Group, and Diversified Gaming Group.

Printed Products Group

Our Printed Products Group (“Printed Products”) provides instant tickets and related services. Instant tickets and related services include ticket design and manufacturing as well as value-added services, including game design, sales and marketing support, inventory management and warehousing and fulfillment services. Additionally, Printed Products provides lotteries with over 80 licensed brand products, including Deal or No Deal™, Major League Baseball®, National Basketball Association, Harley-Davidson®, Wheel-of-Fortune®, Monopoly™, Corvette® and World Poker Tour®. The division also includes promotional instant tickets that we sell to both lottery and non-lottery customers.

Printed Products is a worldwide manufacturer of prepaid phone cards, which entitle cellular phone users to a defined value of airtime. Prepaid phone cards offer consumers a cost-effective way to purchase cellular airtime, without requiring phone companies to extend credit or consumers to commit to contracts.  Prepaid phone cards utilize the secure process that we employ in the production of instant lottery tickets. This helps to ensure integrity and reliability of the product, thus providing consumers in more than 50 countries with access to prepaid cellular phone service.

In the fourth quarter of 2007, we sold our interest in International Lotto Corp., SRL (“ILC”), which sale agreement was officially registered with a public notary in January 2008.  In April 2008, the buyers of ILC informed us that they were voiding the sale agreement for certain specified reasons.  We objected to their position and are now in arbitration in Peru with the buyers and are assessing our other legal rights and obligations.

Lottery Systems Group

Our Lottery Systems Group (“Lottery Systems”) is a provider of sophisticated, customized computer software, equipment and data communication services to government-sponsored and privately operated lotteries in the U.S. and internationally.  The business includes the supply of transaction processing software for the accounting and validation of instant ticket and online lottery games, point-of-sale terminal hardware sales, central site computers and communication hardware sales, and ongoing support and maintenance services for these products.  Lottery Systems also includes software and hardware and support services for sports betting and operation of credit card processing systems.

Diversified Gaming Group

Our Diversified Gaming Group (“Diversified Gaming”) provides services and systems to private and public operators in the wide area gaming markets and the pari-mutuel wagering industry.  The product offerings include server-based gaming machines (including our Nevada™ dual screen terminals, which can offer Great Britain regulated Category B2 or B3 content on the same machines), video lottery terminals (“VLTs”), monitor games, wagering systems for the pari-mutuel racing industry, sports betting systems and services and Great Britain regulated Category C Amusement With Prize (“AWP”) and

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

(1)   Description of the Business and Summary of Significant Accounting Policies (Continued)

Skill With Prize (“SWP”) terminals.  Business units within the Diversified Gaming Group include The Global Draw Limited and certain related companies (“Global Draw”), a leading supplier of gaming terminals, systems and monitor games to licensed bookmakers, primarily in the U.K., Austria and Mexico; Scientific Games Racing LLC, a leading worldwide supplier of computerized systems for pari-mutuel wagering; Games Media Limited (“Games Media”), our AWP and SWP terminal supplier in the U.K. public house (or pub) market, and our pari-mutuel gaming operations in Connecticut, Maine and the Netherlands.

(b) Principles of Consolidation

The accompanying consolidated financial statements include the Company’s accounts and subsidiaries in which our ownership is greater than 50%. Investments in other entities in which our ownership is between 20% and 50% are accounted for in the consolidated financial statements using the equity method of accounting. All inter-company balances and transactions have been eliminated in consolidation.

(c) Cash and Cash Equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with an initial maturity of three months or less. We place our temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the Federal Deposit Insurance Corporation insurance limit.

(d) Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable; however, changes in circumstances relating to accounts receivable may result in a requirement for additional allowances in the future. We determine the allowance based on historical write-off experience, current market trends and, for larger accounts, the ability to pay outstanding balances. We continually review our allowance for doubtful accounts. Past due balances and other higher risk amounts are reviewed individually for collectability. Account balances are charged against the allowance after all collection efforts have been exhausted and the potential for recovery is considered remote. Accounts receivable, net, consists of the following:

	As of December 31,
	2008	2007
Accounts receivable	$174,842	$172,569
Unbilled accounts receivable	44,110	39,689
Allowance for doubtful accounts	(6,465)	(9,184)
	$212,487	$203,074

In certain of our contracts, contractual billings do not coincide with revenue recognized on the contract. Unbilled accounts receivable represent revenue recorded in excess of amounts billable pursuant to contract provisions and generally become billable at contractually specified dates or upon the attainment of milestones. Unbilled amounts are expected to be collected within one year.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

(1)   Description of the Business and Summary of Significant Accounting Policies (Continued)

(e) Inventories

Inventories are stated at the lower of cost or market, including provisions for obsolescence commensurate with known or estimated exposures.  Cost is determined as follows:

Item	Cost method
Parts	First-in, first-out or weighted moving average.

Work-in-process and finished goods	First-in, first-out or weighted moving average for direct material and labor; other fixed and variable production costs are allocated as a percentage of direct labor cost.

(f) Property and Equipment

Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Item	Estimated Life in Years
Machinery and equipment	3-12
Transportation equipment	3-8
Furniture and fixtures	5-10
Buildings and leasehold improvements	5-40

(g) Deferred Installation Costs

Certain lottery, wide area gaming and pari-mutuel systems contracts require us to perform installation activities.  Direct installation activities, which include costs for online terminals, facilities wiring, computers, internal labor and travel, are performed at the inception of a specific contract with a specific customer to enable us to perform under the terms of the contract. These activities begin after a contract is entered into and end when the setup activities are substantially complete. Such activities do not represent a separate earnings process and are deferred and amortized over the expected life of the contract.  Deferred installation costs, net of accumulated depreciation, included in property and equipment were approximately $73,300 and $68,700 at December 31, 2008 and 2007, respectively.

(h) Goodwill and Acquired Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired companies. We follow the provisions of SFAS No. 141, Business Combinations (“SFAS 141”), and SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”) to account for goodwill and acquired intangible assets.  SFAS 141 requires that the purchase method of accounting be used for all business combinations.  SFAS 142 requires that all goodwill and intangible assets with indefinite useful lives not be amortized, but instead, be evaluated for impairment on an annual basis or more frequently if events and circumstances indicate that assets might be impaired.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

(1)   Description of the Business and Summary of Significant Accounting Policies (Continued)

(i) Other Assets and Investments

In accordance with the provisions of Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, we capitalize costs associated with internally developed and/or purchased software systems for use in our lottery and wagering service contracts. Capitalized costs are amortized on a straight-line basis over the expected useful lives of the asset. We also capitalize costs associated with the procurement of long-term financing, marketing rights, and non-competition and employment agreements arising primarily from business acquisitions. An evaluation is performed to determine if any impairment has occurred with respect to any amortized or non-amortized assets.

(j) Derivative Financial Instruments

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities—an Amendment of FASB Statement No. 133 (“SFAS 138”) and SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS 149”), require that all derivative instruments be recorded on the balance sheet at their respective fair values.

From time to time, the Company utilizes interest rate swap agreements to mitigate any gains or losses associated with the change in expected cash flows due to fluctuation in interest rates on variable rate debt.  Such derivatives meet the requirements for cash flow hedge accounting and are recognized on the balance sheet at their fair value.  The effective portion of the hedge is recorded in other comprehensive income (loss) and the ineffective portion of the hedge, if any, is recorded in the consolidated statement of operations.  Amounts recorded in other comprehensive income (loss) that were deferred on the effective hedged forecasted transactions are reclassified to earnings when the interest expense related to the hedged item affects earnings.

(k) Impairment of Long-Lived Assets and Acquired Intangible Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we assess the recoverability of long-lived assets and identifiable acquired intangible assets with finite useful lives whenever events or changes in circumstances indicate that the carrying value of such an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the expected net future undiscounted cash flows to be generated by that asset, or, for identifiable intangibles with finite useful lives, by determining whether the amortization of the intangible asset balance over its remaining life can be recovered through undiscounted future cash flows. The amount of impairment of other long-lived assets is measured by the amount by which the carrying value of the asset exceeds the fair market value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair market value, less costs to sell.

(l) Income Taxes

We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are determined based on the difference between the book and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are recognized if it is more likely than not that the assets will be realized in future years. We establish a valuation allowance for deferred tax assets for which realization is unlikely.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

(1)   Description of the Business and Summary of Significant Accounting Policies (Continued)

When we establish or reduce the valuation allowance against our deferred tax assets, our income tax expense increases or decreases, respectively, in the period such determination is made.

On January 1, 2007, we adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), and began accounting for income tax contingencies in accordance with the guidance provided in FIN 48.  Prior to the adoption of FIN 48, we accounted for income tax contingencies solely in accordance with SFAS No. 5, Accounting for Contingencies.

(m) Foreign Currency Translation

The U.S. dollar is the functional currency for most of our businesses. Significant operations with local currency as functional currency include operations in the European Union. Assets and liabilities of foreign operations are translated at year-end rates of exchange and operations are translated at the average rates of exchange for the year. Gains or losses resulting from translating the foreign currency financial statements are accumulated as a separate component of accumulated other comprehensive income (loss) in stockholders’ equity. Gains or losses resulting from foreign currency transactions are included in other income (expense) in the consolidated statements of operations and have not been material to the financial statements.

(n) Revenue Recognition

We recognize revenue when it is realized or realizable and earned. We consider revenue realized or realizable and earned when we have persuasive evidence of an arrangement, prices are fixed or determinable, services and products are provided to the customer and collectability is probable or reasonably assured depending on the applicable revenue recognition guidance followed. In addition to the general policy discussed above, the following are the specific revenue recognition policies for our operating segments:

Printed Products Group

Revenue from the sale of instant tickets that are sold on a per unit price basis is recognized when the customer accepts the product pursuant to the terms of the contract.

Revenue from the sale of instant tickets that are sold on a variable price basis is recognized when the percentage of the amount of retail sales is determined.

Revenue from cooperative service contracts is recognized based upon a percentage of the amount of the retail value of lottery tickets pursuant to the terms of the contract.

Revenue from licensing branded property coupled with a service component whereby we purchase and distribute merchandise prizes on behalf of lottery authorities to identified winners is recognized on a performance-based measure pursuant to the terms of the contract.

Revenue from licensing of branded property with no service component is recognized when the contract is signed.

Revenue from the sale of prepaid phone cards is recognized when the customer accepts the product pursuant to the terms of the contract.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

(1)   Description of the Business and Summary of Significant Accounting Policies (Continued)

Lottery Systems Group

Revenue from online lottery services is recognized as a percentage of the amount of retail sales of lottery tickets pursuant to the terms of the contract.

Revenue from the sale of a lottery system, which includes the customization of software, is recognized on the percentage of completion method of accounting, based on the ratio of costs incurred to estimated costs to complete.

Revenue from the perpetual licensing of customized lottery software is recognized on the percentage of completion method of accounting, based on the ratio of costs incurred to estimated costs to complete.

Revenue derived from software maintenance on lottery software is recognized ratably over the maintenance period.

Revenue derived from enhancements to lottery software is recognized at the time we provide such enhancements.

Revenue from the sale of lottery terminals is recognized when the customer accepts the product pursuant to the terms of the contract.

Diversified Gaming Group

Revenue from the sale of gaming terminals and related software is recognized ratably over the term of the contract.

Revenue from the provision of wide area gaming services is generally recognized as a percentage of revenue generated by the terminals.

Revenue from the provision of pari-mutuel wagering services is generally recognized as a percentage of the amount wagered by the customers’ patrons at the time of the wager pursuant to the terms of the contract.

Revenue from the sale of a pari-mutuel wagering system, which includes the customization of software, is recognized on the percentage of completion method of accounting, based on the ratio of costs incurred to estimated costs to complete.

Revenue from the sale of pari-mutuel wagering terminals is recognized when the customer accepts the product pursuant to the terms of the contract.

Revenue from the perpetual licensing of customized pari-mutuel software is recognized on the percentage of completion method of accounting, based on the ratio of costs incurred to estimated costs to complete.

Revenue from wagering at Company owned or operated sites is recognized as a percentage of the amount wagered by our customers at the time of the wager.

Revenue from the provision of facilities management services to non-Company owned wagering sites is recognized as a percentage of the amount wagered by our customers’ patrons at the time of the wager pursuant to the terms of the contract.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

(1)   Description of the Business and Summary of Significant Accounting Policies (Continued)

(o) Service Contract Arrangements

Service contracts for North American pari-mutuel wagering systems, lottery and wide area gaming systems generally provide for substantial related services such as software, maintenance personnel, computer operators and certain operating supplies. The service contracts generally cover four to seven year periods and frequently include renewal options that have generally been exercised by the customers. Under such contracts, we retain ownership of all equipment. The service contracts also provide for certain warranties covering operation of the equipment, machines, display equipment and central computing equipment. The breach of such warranties could result in significant liquidated damages. The service contracts provide for revenue based on a percentage of total amounts wagered. Certain pari-mutuel wagering systems contracts provide for specified minimum levels of revenue.  We have historically exceeded such minimums.

Instant ticket sales contracts provide for revenue based on a fixed fee per thousand instant tickets or a percentage of instant ticket retail sales of the lottery customer. Instant ticket contracts generally run for one to five years and frequently include renewal options.

(p) Shipping and Handling Costs

Shipping and handling costs are included in cost of sales for all periods presented.

(q) Stock-Based Compensation

In accordance with SFAS 123(R), we record compensation cost related to the continued vesting of all stock options that remained unvested as of January 1, 2006, as well as for all stock options granted, modified or cancelled after our adoption date. The compensation cost to be recorded is based on the fair value at the grant date.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

(1)   Description of the Business and Summary of Significant Accounting Policies (Continued)

(r) Comprehensive Income

We follow SFAS No. 130, Reporting Comprehensive Income (“SFAS 130”), which establishes standards for the reporting and display of comprehensive income and its components in a full set of financial statements.  In accordance with SFAS 130, we include and separately classify in comprehensive income unrealized gains and losses from our foreign currency translation adjustments, gains or losses associated with pension or other postretirement benefits, prior service costs or credits associated with pension or other postretirement benefits, transition assets or obligations associated with pension or other postretirement benefits, the effective portion of derivative financial instruments and unrealized gains and losses on investments.

(s) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Some of the significant estimates involve percentage of completion for contracted lottery development projects and pari-mutuel systems software development projects, equity-based compensation expense, capitalization of software development costs, evaluation of the recoverability of assets and assessment of litigation and contingencies, allocation of purchase price to assets acquired and liabilities assumed in business combinations, valuation of conversion feature of convertible debentures, and income and other taxes. Actual results could differ from estimates.

(t) Reclassifications

Certain reclassifications have been made to the prior year’s consolidated financial statements to conform to the current presentation.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

(2)   Basic Income Per Common Share and Diluted Income Per Common Share

Basic income per common share is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period.  Diluted income per common share gives effect to all dilutive potential common shares that were outstanding during the period.  As of December 31, 2008 and 2007, we had outstanding stock options, restricted stock units and convertible debentures which could potentially dilute basic earnings per share in the future.  The following represents a reconciliation of the numerator and denominator used in computing basic and diluted income available to common stockholders per common share for the years ended December 31, 2008, 2007 and 2006:

	Years Ended December 31,
	2008	2007	2006
Income (numerator)
Net income (loss)	$(4,485)	$53,155	$55,261

Shares (denominator)
Weighted-average basic common shares outstanding	92,875	92,566	91,066
Effect of dilutive securities-stock rights	—	2,073	2,974
Effect of dilutive shares related to convertible debentures	—	1,357	939
Weighted-average diluted common shares outstanding	92,875	95,996	94,979

Basic and diluted per share amounts
Basic net income (loss) per share	$(0.05)	$0.57	$0.61
Diluted net income (loss) per share	$(0.05)	$0.55	$0.58

For the year ended December 31, 2008, there were no dilutive stock rights and no dilutive shares related to the convertible debentures due to the net loss reported for the period.  The weighted-average diluted common shares outstanding for the years ended December 31, 2007 and 2006 excludes the effect of approximately 167 and 173, respectively, weighted stock rights outstanding, because their effect would be anti-dilutive.

The aggregate number of shares that we could be obligated to issue upon conversion of the remaining $273,782 in aggregate principal amount of our 0.75% convertible senior subordinated notes due 2024 (the “Convertible Debentures”), which were sold in December 2004, is approximately 9,408.  The Convertible Debentures provide for net share settlement upon conversion.  In December 2004, we purchased a bond hedge to mitigate the potential dilution from conversion of the Convertible Debentures during the term of the bond hedge.

During 2007 and 2006, the average price of our common stock exceeded the conversion price of the Convertible Debentures.  Therefore, we have included 1,357 and 939 shares, respectively, related to our Convertible Debentures in our weighted-average dilutive common shares outstanding for the years ended December 31, 2007 and 2006.  We have not included the offset from the bond hedge as it would be anti-dilutive; however, to the extent the Convertible Debentures are converted during the term of the bond hedge, the diluted share amount will decrease because the bond hedge will offset the dilution from conversion of the Convertible Debentures.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

(3)   Inventories

Inventories consist of the following:

	As of December 31,
	2008	2007
Parts and work-in-process	$36,449	$34,897
Finished goods	38,922	44,398
	$75,371	$79,295

Point-of-sale terminals manufactured by us may be sold to customers or included as part of a long-term wagering system contract. Parts and work-in-process includes costs for equipment expected to be sold.  Costs incurred for equipment associated with specific wagering system contracts not yet placed into service are classified as construction in progress in property and equipment and are not depreciated.

(4)   Property and Equipment

Property and equipment, including assets under capital leases, consist of the following:

	As of December 31,
	2008	2007
Machinery, equipment and deferred installation costs	$785,340	$791,258
Land and buildings	78,542	73,742
Transportation equipment	7,576	8,636
Furniture and fixtures	20,958	17,899
Leasehold improvements	22,501	24,542
Construction in progress	101,850	63,484
Property and equipment, at cost	1,016,767	979,561
Less: accumulated depreciation	(441,288)	(404,667)
Net property and equipment	$575,479	$574,894

Depreciation expense for the years ended December 31, 2008, 2007 and 2006 amounted to approximately $162,900, $87,200 and $71,500, respectively.

Cost for equipment associated with specific wagering systems contracts not yet placed into service are recorded as construction in progress and not depreciated.  When the equipment is placed into service at wagering facilities, the related costs are transferred from construction in progress to machinery and equipment, and we commence depreciation.

Depreciation expense is excluded from cost of sales and other operating expenses and is separately stated with amortization expense on the statement of operations.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

(4)   Property and Equipment (Continued)

During the fourth quarter of 2008, we recorded long-lived asset impairment charges of approximately $76,200 primarily related to underperforming Lottery Systems and Printed Products contracts in Mexico (approximately $38,500), Oklahoma (approximately $14,100) and other locations (approximately $7,700) and the impairment of obsolete hardware in the Lottery Systems (approximately $6,400), Printed Products (approximately $3,800) and Diversified Gaming (approximately $2,600) Groups and from our corporate headquarters (approximately $3,100). The fair values of the assets were determined based on the sum of future undiscounted cash flows which were estimated to be nil.   The impairment charges are included in depreciation and amortization expense in our Consolidated Statements of Operations for the year ended December 31, 2008.

During the third quarter of 2007, we made a strategic business decision to rationalize our global Printed Products Group operations during the fourth quarter of 2007.  As a result, during the year ended December 31, 2007, we recorded impairment charges of approximately $26,300 primarily related to long-lived assets in Peru and fixed assets in Germany. The fair values of the assets were determined based on the sum of future undiscounted cash flows which were estimated to be nil.  The impairment charges are reported in our Printed Products segment and are included in depreciation and amortization expense in our Consolidated Statements of Operations for the year ended December 31, 2007.

During the year ended December 31, 2006, we recorded a $9,700 charge to depreciation and amortization expense in our Diversified Gaming segment related to the write-off of certain hardware and software assets used in the pari-mutuel business.  The write-off was primarily the result of the roll-out of our new terminal and two Quantum™ Data Centers.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

(5)   Goodwill and Intangible Assets and Impairment of Long-Lived Assets

Intangible Assets

The following disclosure presents certain information on our acquired intangible assets as of December 31, 2008 and 2007. Amortizable intangible assets are being amortized on a straight-line basis over their estimated useful lives with no estimated residual values.

Intangible Assets	Gross Carrying Amount	Accumulated Amortization	Net Balance
Balance as of December 31, 2008
Amortizable intangible assets:
Patents	$11,563	2,871	8,692
Customer lists	28,772	14,044	14,728
Customer service contracts	3,892	2,505	1,387
Licenses	60,237	32,615	27,622
Intellectual property	17,057	11,425	5,632
Lottery contracts	27,926	27,498	428
	149,447	90,958	58,489
Non-amortizable intangible assets:
Trade name	37,285	2,118	35,167
Connecticut off-track betting system operating right	35,609	8,319	27,290
	72,894	10,437	62,457
Total intangible assets	$222,341	101,395	120,946

Balance as of December 31, 2007
Amortizable intangible assets:
Patents	$10,309	2,135	8,174
Customer lists	37,454	17,164	20,290
Customer service contracts	4,078	2,358	1,720
Licenses	45,603	24,614	20,989
Intellectual property	22,176	9,542	12,634
Lottery contracts	26,776	20,756	6,020
	146,396	76,569	69,827
Non-amortizable intangible assets:
Trade name	38,981	2,118	36,863
Connecticut off-track betting system operating right	34,659	8,319	26,340
	73,640	10,437	63,203
Total intangible assets	$220,036	87,006	133,030

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

(5)   Goodwill and Intangible Assets and Impairment of Long-Lived Assets (Continued)

The aggregate intangible amortization expense for the years ended December 31, 2008, 2007 and 2006 was approximately $27,700, $44,300 and $20,100, respectively. The estimated intangible asset amortization expenses for the years ended December 31, 2009 and for each of the subsequent four years ending December 31, 2013 are approximately $15,400, $11,700, $6,900, $5,100 and $4,800 respectively.

Goodwill

The table below reconciles the change in the carrying amount of goodwill, by reporting segment, for the period from December 31, 2006 to December 31, 2008.  In 2008, we recorded (a) a $2,525 increase in goodwill associated with the acquisition of Oberthur Gaming Technologies and related companies (“OGT”), (b) a $135 increase in goodwill associated with the acquisition of Games Media Limited, (c) a $160 increase in goodwill associated with all other acquisitions and (d) a decrease in goodwill of $62,465 as a result of foreign currency translation.

In 2007, we recorded (a) a $73,779 increase in goodwill associated with the acquisition of OGT, (b) a $616 increase in goodwill associated with the purchase price valuation and allocation adjustments associated with the acquisition of Games Media, (c) a $149 decrease in goodwill associated with the final purchase price valuation and allocation adjustments associated with the acquisition of the Global Draw, (d) a $767 increase in goodwill associated with the final purchase price valuation and allocation adjustments associated with the acquisition of substantially all of the online lottery assets of EssNet, (e) a $9,752 decrease in goodwill associated primarily with the impairment of ILC goodwill, (f) a $105 increase in goodwill associated with the purchase price valuation and allocation adjustments associated with certain other acquisitions and (g) an increase in goodwill of $17,760 as a result of foreign currency translation.

Goodwill	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals
Balance at December 31, 2006	$259,710	184,509	189,511	633,730
Adjustments	69,009	10,010	4,107	83,126
Balance at December 31, 2007	328,719	194,519	193,618	716,856
Adjustments	(4,474)	(4,178)	(50,993)	(59,645)
Balance at December 31, 2008	$324,245	190,341	142,625	657,211

We performed an annual impairment test for fiscal 2008 and 2007 and in accordance with SFAS 142.  No adjustment was required to the carrying value of our goodwill or intangible assets with indefinite useful lives as of December 31, 2008 or 2007 as a result of our SFAS 142 annual impairment test.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

(6)   Other Assets and Investments

Other assets and investments (net) consist of the following:

	As of December 31,
	2008	2007
Software systems development costs	$74,995	$68,302
Deferred financing costs	18,245	10,211
Deferred tax asset, long-term portion	104,587	85,030
SERP trust	15,942	15,801
Investments in joint ventures	76,010	81,067
Other assets	27,260	28,988
	$317,039	$289,399

In the years ended December 31, 2008 and 2007, we capitalized $36,100 and $30,600, respectively, of software systems development costs related primarily to lottery, wide area gaming and pari-mutuel wagering systems. Capitalized costs are amortized on a straight-line basis over a period of five to ten years.  The total amount charged to amortization expense for amortization of capitalized systems development costs was approximately $24,800, $15,200 and $14,400 for the years ended December 31, 2008, 2007 and 2006, respectively.

Deferred financing costs arise in connection with our procurement of long-term financing and are amortized over the life of the financing agreements.  During fiscal years 2008 and 2006, we entered into new term loan facilities.  The proceeds from those transactions were used to acquire certain businesses and repay outstanding borrowings under our senior secured credit facility.  We capitalized approximately $15,200, $800 and $1,100 during 2008, 2007 and 2006, respectively, in connection with these borrowings.  Amortization of deferred financing costs amounted to approximately $4,200, $3,900 and $3,500 for the years ended December 31, 2008, 2007 and 2006, respectively.

During the second quarter of 2008, we wrote-off of $2,960 of unamortized deferred financing fees related to the Company’s old credit agreement, which was terminated and replaced with a new credit agreement.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(7)   Accrued Liabilities

Accrued liabilities consist of the following:

	As of December 31,
	2008	2007
Compensation and benefits	$50,806	$46,088
Customer advances	3,112	5,037
Deferred revenue	18,801	23,272
Taxes, other than income	9,268	11,212
Accrued licenses	4,883	5,650
Liabilites assumed in business combinations	3,999	9,200
Accrued contract costs	6,742	10,113
Other	55,054	37,892
	$152,665	$148,464

(8)   Long-Term and Other Debt

In June 2008, we entered into certain debt financing transactions structured to extend the average maturity of the Company’s debt, create additional borrowing capacity and revise certain financial covenants to be more favorable to the Company.  We and our 100%-owned subsidiary, Scientific Games International, Inc. (“SGI”), entered into a credit agreement dated as of June 9, 2008, among SGI, as borrower, the Company, as guarantor, and the several lenders from time to time parties thereto (the “Credit Agreement”).  The Credit Agreement replaced the Company’s credit agreement, dated as of December 23, 2004, as amended and restated as of January 24, 2007 (the “2004 Credit Agreement”).  All amounts outstanding under the 2004 Credit Agreement were paid on June 9, 2008, and the 2004 Credit Agreement was terminated.  In addition, on June 11, 2008, SGI issued $200,000 of 7.875% senior subordinated notes due 2016 (the “2008 Notes”).   The 2008 Notes were issued pursuant to an indenture dated as of June 11, 2008 (the “2008 Notes Indenture”) among SGI, as issuer, the Company, as a guarantor, the Company’s subsidiary guarantors party thereto and the trustee.  In connection with the Credit Agreement and the issuance of the 2008 Notes, an aggregate of $13,004 was paid to certain financial institutions in the form of fees and initial purchasers’ discounts.

As of December 31, 2008, our long-term debt consisted of $200,000 in aggregate principal amount of the 2008 Notes, $200,000 in aggregate principal amount of 6.25% senior subordinated notes due 2012 (the “2004 Notes”), $273,782 in aggregate principal amount of the Convertible Debentures ($253,601 net of the unamortized discount) and borrowings under the Credit Agreement.  The Credit Agreement consists of a $250,000 revolving credit facility and a $550,000 senior secured term loan credit facility.  Short-term debt includes approximately $37,530 of unsecured borrowings, denominated in Chinese Renminbi Yuan, (the “China Loans”) from two banks in China and current installments on long-term debt.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(8)   Long-Term and Other Debt (Continued)

The following reflects outstanding balances of long-term debt as of December 31, 2008 and 2007:

	December 31,
	2008	2007
Revolver, varying interest rate, due 2013	$—	$—
Revolver, varying interest rate, due 2009	—	158,000
Term Loan, varying interest rate, due 2013	545,875	—
Term Loan C, varying interest rate, due 2009	—	98,250
Term Loan D, varying interest rate, due 2009	—	147,750
Term Loan E, varying interest rate, due 2009	—	198,000
2008 Notes, 7.875% interest, due 2016	200,000	—
2004 Notes, 6.25% interest, due 2012	200,000	200,000
Convertible Debentures, 0.75% interest, due 2024	253,601	240,153
China Loans, varying interest rate, due 2009	37,530	—
Capital lease obligations, interest as of December 31, 2007 from 3.9% to 10.0%, payable monthly through September 2009	709	691
Various loans and bank facilities, interest as of December 31, 2007 from 2.5% to 6.2%	1,752	1,094
Total long-term debt outstanding	1,239,467	1,043,938
Less debt payments due within one year	(43,384)	(4,942)
Long-term debt, net of current installments	$1,196,083	$1,038,996

The following reflects debt and capital lease payments due over the next five years and beyond as of December 31, 2008:

	Debt and Capital Lease Payments Due by Period
	As of December 31, 2008
		Within	Within	Within	Within	Within	After
	Total	1 Year	2 Years	3 Years	4 Years	5 Years	5 Years
Revolver	$—	—	—	—	—	—	—
Term Loan	545,875	5,500	5,500	5,500	5,500	523,875	—
2008 Notes	200,000	—	—	—	—	—	200,000
2004 Notes	200,000	—	—	—	200,000	—	—
Convertible Debentures	273,782	—	273,782	—	—	—	—
China Loans	37,530	37,530	—	—	—	—	—
Other	2,461	354	101	652	724	399	231
Total	$1,259,648	43,384	279,383	6,152	206,224	524,274	200,231

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(8)   Long-Term and Other Debt (Continued)

Credit Agreement

The Credit Agreement provides for a $250,000 senior secured revolving credit facility (the “Revolver”) and a $550,000 senior secured term loan credit facility (the “Term Loan”).  Under the terms of the Credit Agreement, SGI has the ability, subject to certain terms and conditions, to request additional tranches of term loans or to request an increase in the commitments under the Revolver, or a combination thereof, in a maximum aggregate amount of $200,000 at a later date.

Amounts under the Revolver may be borrowed, repaid and reborrowed by SGI from time to time until maturity.  The Credit Agreement will terminate on June 9, 2013, provided that the Revolver and the Term Loan will both mature on March 1, 2010 unless one of the following conditions is met:

•                the right of holders of our Convertible Debentures to require the repurchase of their Convertible Debentures is eliminated;

•                such Convertible Debentures are refinanced, redeemed or defeased (or a trust or escrow is established, on terms reasonably satisfactory to the administrative agent under the Credit Agreement, for purposes of and in an amount sufficient to discharge all payment obligations with respect to such Convertible Debentures); or

•                  the sum of the aggregate unused and available Revolver commitments under the Credit Agreement plus the unrestricted cash of SGI and the guarantors under the Credit Agreement is not less than the sum of the principal amount of such Convertible Debentures then outstanding plus $50,000.

The Revolver and the Term Loan will both mature on September 15, 2012, unless one of the following conditions is met:

•                  our 6.25% Senior Subordinated Notes due 2012 (the “2004 Notes”)  are refinanced, redeemed or defeased (or a trust or escrow is established, on terms and conditions reasonably satisfactory to the administrative agent under the Credit Agreement, for purposes of and in an amount sufficient to discharge such notes); or

•                    the sum of the aggregate unused and available Revolver commitments under the Credit Agreement plus the unrestricted cash of SGI and the guarantors under the Credit Agreement is not less than the sum of the principal amount of the 2004 Notes then outstanding plus $50,000.

Voluntary prepayments and commitment reductions under the Credit Agreement are permitted at any time in whole or in part, without premium or penalty (other than breakfunding costs), upon proper notice and subject to a minimum dollar requirement.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(8)   Long-Term and Other Debt (Continued)

Borrowings under the Credit Agreement bear interest at a rate per annum equal to, at SGI’s option, either (1) a base rate determined by reference to the higher of (a) the prime rate of JPMorgan Chase Bank, N.A. and (b) the federal funds effective rate plus 0.50%, or (2) a reserve-adjusted LIBOR rate, in each case plus an applicable margin.  The applicable margin varies based on the consolidated leverage ratio of the Company from 0.75% to 1.75% above the base rate for base rate loans, and 1.75% to 2.75% above LIBOR for LIBOR-based loans.  From the date of the Credit Agreement to the filing date of this Annual Report on Form 10-K, the applicable margins for base rate loans and LIBOR-based loans were 1.50% and 2.50%, respectively.  During the term of the Credit Agreement, SGI will pay its lenders a fee equal to the product of 0.50% per annum and the unused portion of the Revolver.

We and our direct and indirect 100%-owned domestic subsidiaries (other than SGI) have provided a guarantee of the payment of SGI’s obligations under the Credit Agreement.  In addition, the obligations under the Credit Agreement are secured by a first priority, perfected lien on (1) substantially all the property and assets (real and personal, tangible and intangible) of the Company and its direct and indirect 100%-owned domestic subsidiaries and (2) 100% of our interest in the capital stock (or other equity interests) of all of our direct and indirect 100%-owned domestic subsidiaries and 65% of our interest in the capital stock (or other equity interests) of the first-tier foreign subsidiaries of SGI and the guarantors.

The Credit Agreement contains covenants customary for financings of this type, including negative covenants that, among other things, limit the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends or make distributions or certain other restricted payments, purchase or redeem capital stock, make investments or extend credit, engage in certain transactions with affiliates, engage in sale-leaseback transactions, consummate certain asset sales, effect a consolidation or merger, sell, transfer, lease or otherwise dispose of all or substantially all assets, or create certain liens and other encumbrances on assets.  In addition, the Credit Agreement requires us to maintain the following financial ratios:

•                  a Consolidated Leverage Ratio as at the last day of a fiscal quarter not to exceed the ratio set forth below with respect to such fiscal quarter or with respect to the period during which such fiscal quarter ends:

•                  4.25 to 1.00 (fiscal quarter ended June 30, 2008 through December 31, 2009)

•                  4.00 to 1.00 (fiscal quarter ending March 31, 2010 and thereafter)

“Consolidated Leverage Ratio” means, as of the last day of any period, the ratio of (1) Consolidated Total Debt (defined as the aggregate principal amount of our indebtedness, determined on a consolidated basis and required to be reflected on our balance sheet in accordance with Generally Accepted Accounting Principles (“GAAP”)) on such day, to (2) Consolidated EBITDA for the period of four consecutive fiscal quarters then ended.

•                  a Consolidated Senior Debt Ratio as at the last day of a fiscal quarter not to exceed 2.50 to 1.00.

“Consolidated Senior Debt Ratio” means, as of the last day of any period, the ratio of (1) Consolidated Total Debt (other than the 2004 Notes, the 2008 Notes, the Convertible Debentures and any additional subordinated debt permitted under the Credit Agreement) to (2) Consolidated EBITDA for the period of four consecutive fiscal quarters then ended.

•                  a Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of at least 3.50 to 1.00 for any period of four consecutive fiscal quarters.

“Consolidated Interest Coverage Ratio” means, for any period, the ratio of (1) Consolidated EBITDA for such period to (2) total cash interest expense with respect to all outstanding indebtedness of the Company and its subsidiaries for such period.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(8)   Long-Term and Other Debt (Continued)

For purposes of the foregoing, “Consolidated EBITDA” means, for any period, consolidated net income (or loss) of the Company and its subsidiaries for such period, determined in accordance with GAAP (excluding (a) the income (or deficit) of any entity accrued prior to the date it becomes a subsidiary of the Company or is merged into or consolidated with us or any of our subsidiaries, (b) the income (or deficit) of any entity (other than subsidiaries) in which we or our subsidiaries have an ownership interest, except to the extent such income is actually received by us or our subsidiaries through dividends or other distributions and (c) the undistributed earnings of any subsidiary (other than SGI) to the extent that the declaration or payment of dividends or similar distributions by such subsidiary is not at the time permitted by the terms of any contractual obligation (other than under the Credit Agreement or any related document) or requirement of law), plus, to the extent reflected as a charge in the statement of such consolidated net income for such period, the sum of (1) income tax expense, (2) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness, (3) depreciation and amortization expense, (4) amortization of intangibles (including goodwill) and organization costs, (5) certain earn-out payments, (6) extraordinary charges or losses determined in accordance with GAAP, (7) non-cash stock-based compensation expenses, (8) certain expenses, charges or losses resulting from certain investments in Peru not to exceed $3,000 (9) the non-cash portion of any nonrecurring write-offs or write-downs as required in accordance with GAAP and (10) any advisory fees and related expenses in connection with permitted acquisitions, and minus, to the extent included in the statement of such consolidated net income for such period, the sum of (i) interest income, (ii) any extraordinary income or gains determined in accordance with GAAP and (iii) any income or gains with respect to certain earn-out payments.

In addition, the Credit Agreement requires mandatory prepayments of the Term Loan with the net cash proceeds from (1) the incurrence of indebtedness by the Company or any of its subsidiaries (excluding certain permitted indebtedness) and (2)  the sale of assets that yields net cash proceeds to the Company or any of its subsidiaries in excess of $5,000 (excluding certain permitted sales of assets) or any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Company of its subsidiaries, subject to a reinvestment exclusion.

We were in compliance with our covenants as of December 31, 2008.

As of December 31, 2008, we had approximately $190,197 available for additional borrowing or letter of credit issuance under our Revolver.  There were no borrowings and $59,803 in outstanding letters of credit under our Revolver as of December 31, 2008.  Our ability to borrow under the Credit Agreement will depend on us remaining in compliance with the limitations imposed by our lenders, including the maintenance of the foregoing financial ratios.

2008 Notes

The 2008 Notes bear interest at the rate of 7.875% per annum, which accrues from June 11, 2008 and is payable semiannually in arrears on June 15 and December 15 of each year, commencing on December 15, 2008.  The 2008 Notes mature on June 15, 2016, unless earlier redeemed or repurchased, and are subject to the terms and conditions set forth in the 2008 Notes Indenture.

SGI may redeem some or all of the 2008 Notes at any time prior to June 15, 2012 at a price equal to 100% of the principal amount of the 2008 Notes, plus accrued and unpaid interest, if any, to the date of redemption and a “make whole” premium calculated as set forth in the 2008 Notes.  SGI may redeem some or all of the 2008 Notes for cash at any time on or after June 15, 2012 at redemption prices equal to 103.938%, 101.969% and 100% of the principal amount thereof if redeemed during the 12-month periods commencing on June 15 of 2012, 2013, and 2014 and thereafter, respectively, plus, in each case, accrued and unpaid interest, if any, to the date of redemption.  In addition, at any time on or prior to June 15, 2011, SGI may redeem up to 35% of the initially outstanding aggregate principal amount of the 2008 Notes at a redemption price equal to 107.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net cash proceeds contributed to the capital of SGI from one or more equity offerings of the Company.  Additionally, if a holder of 2008 Notes is required to be licensed or found qualified under any applicable gaming laws or regulations and that holder does not become so licensed or found qualified or suitable, then SGI will have the right to, subject to certain notice provisions set forth in the 2008 Notes Indenture, (1) require that holder to dispose of all or a portion of those 2008 Notes or (2) redeem the 2008 Notes of that holder at a redemption price calculated as set forth in the Notes.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(8)   Long-Term and Other Debt (Continued)

Upon the occurrence of a change of control (as defined in the 2008 Notes Indenture), SGI must make an offer to purchase the 2008 Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.  In addition, following an asset sale (as defined in the 2008 Notes Indenture) and subject to the limitations contained in the 2008 Notes Indenture, SGI must make an offer to purchase certain amounts of the 2008 Notes using the net cash proceeds from such asset sale to the extent such proceeds are not applied as set forth in the 2008 Notes Indenture, at a purchase price equal to 100% of the principal amount of the 2008 Notes to be repurchased, plus accrued interest to the date of repurchase.  SGI is not required to make any mandatory redemption or sinking fund payments with respect to the 2008 Notes.

The 2008 Notes are subordinated to all of SGI’s existing and future senior debt, rank equally with all of SGI’s existing and future senior subordinated debt, and rank senior to all of SGI’s future debt that is expressly subordinated to the 2008 Notes.  The 2008 Notes are guaranteed on a senior subordinated unsecured basis by the Company and all of our 100%-owned domestic subsidiaries (other than SGI) (see Note 19).  The guarantees of the 2008 Notes are subordinated to all of the guarantors’ existing and future senior debt, rank equally with all of their existing and future senior subordinated debt, and rank senior to all of their future debt that is expressly subordinated to the guarantees of the 2008 Notes.  The 2008 Notes are structurally subordinated to all of the liabilities of the Company’s non-guarantor subsidiaries.

The 2008 Notes Indenture contains certain covenants that, among other things, limit our ability, and the ability of certain of our subsidiaries, to incur additional indebtedness, pay dividends or make distributions or certain other restricted payments, purchase or redeem capital stock, make investments or extend credit, engage in certain transactions with affiliates, engage in sale-leaseback transactions, consummate certain asset sales, effect a consolidation or merger, or sell, transfer, lease or otherwise dispose of all or substantially all assets, or create certain liens and other encumbrances on assets.

2004 Notes

The 2004 Notes bear interest at the rate of 6.25% per annum payable semi-annually on each June 15 and December 15, commencing June 15, 2005.  The 2004 Notes mature December 15, 2012 unless earlier redeemed or repurchased and are subject to the terms and conditions set forth in the indenture dated as of December 23, 2004 (the “2004 Notes Indenture”) among the Company, as issuer, the Company’s subsidiary guarantors party thereto and the trustee.  The 2004 Notes are senior subordinated, unsecured obligations of the Company, ranking junior to all existing and future senior debt including obligations under the Credit Agreement.  The 2004 Notes are guaranteed on a senior subordinated basis by all of our 100%-owned U.S. subsidiaries (see Note 19).

The 2004 Notes are redeemable, at our option, at any time on or after December 15, 2008, in whole or in part, at repurchase prices equal to 103.125%, 101.563%, and 100% of the principal amount thereof if redeemed during the 12-month periods commencing on December 15 of years 2008, 2009, and 2010 and thereafter, respectively plus, in each case, accrued and unpaid interest, if any, to the date of redemption.

Upon the occurrence of a change of control (as defined in the 2004 Notes Indenture), the Company must make an offer to purchase the 2004 Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.  In addition, following an asset sale (as defined in the 2004 Notes Indenture) and subject to the limitations contained in the 2004 Notes Indenture, the Company must make an offer to purchase certain amounts of the 2004 Notes using the net cash proceeds from such asset sale to the extent such proceeds are not applied as set forth in the 2004 Notes Indenture, at a purchase price equal to 100% of the principal amount of the 2004 Notes to be repurchased, plus accrued interest to the date of repurchase.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(8)   Long-Term and Other Debt (Continued)

The 2004 Notes Indenture contains certain covenants that, among other things, limit our ability, and the ability of certain of our subsidiaries, to incur additional indebtedness, pay dividends or make distributions or certain other restricted payments, purchase or redeem capital stock, make investments or extend credit, engage in certain transactions with affiliates, engage in sale leaseback transactions, consummate certain assets sales, effect a consolidation or merger, or sell, transfer, lease or otherwise dispose of all or substantially all assets, or create certain liens and other encumbrances on assets.

Convertible Debentures

The Convertible Debentures bear interest at the rate of 0.75% per annum until June 1, 2010 and bear interest at the rate of 0.50% per annum thereafter.  Interest on the Convertible Debentures is payable semi-annually on each June 1 and December 1, commencing June 1, 2005.  The Convertible Debentures are convertible into cash and shares of our Class A common stock at a rate of 34.3643 shares per $1 principal amount of Convertible Debentures, which equates to a conversion price of approximately $29.10 per share of common stock subject to adjustment as provided in the indenture governing the Convertible Debentures.  The Convertible Debentures contain a net settlement feature.  This feature entitles holders of each $1 principal amount of Convertible Debentures being converted to receive cash up to $1 and shares for any excess conversion value determined in a manner provided in the indenture governing the Convertible Debentures.  Holders of the Convertible Debentures may convert the Convertible Debentures prior to stated maturity under the following circumstances:

•      during any calendar quarter before December 31, 2019, if the market price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter equals or exceeds 120% of the conversion price;

•      at any time on or after December 31, 2019 if the market price of our common stock on any date on or after December 31, 2019 equals or exceeds 120% of the conversion price;

•      if we call the Convertible Debentures for redemption, except for certain redemptions described in the indenture; or

•      upon the occurrence of certain corporate transactions described in the indenture.

The Convertible Debentures are senior subordinated, unsecured obligations of our Company, ranking junior to all existing and future senior debt including obligations under the Credit Agreement.  The Convertible Debentures are fully and unconditionally guaranteed on a senior subordinated basis by all of our 100%-owned U.S. subsidiaries (see Note 20).  The Convertible Debentures will be redeemable, at our option, at any time on or after June 1, 2010, in whole or in part, at a redemption price equal to 100% of the principal amount.  Holders of the Convertible Debentures have the right to require us to repurchase the Convertible Debentures, in whole or in part, at a redemption price equal to 100% of the principal amount on June 1, 2010, December 1, 2014, December 1, 2019, or in the event of a fundamental change as described in the indenture governing the Convertible Debentures. The Convertible Debentures mature on December 1, 2024, unless earlier converted, redeemed or repurchased. The indenture governing the Convertible Debentures limits our ability, and the ability of our subsidiary guarantors, to effect a consolidation or merger, or sell, convey, transfer, or lease substantially all of our or their assets.

We maintain a bond hedge in the form of call options designed to mitigate the potential dilution from the conversion of the Convertible Debentures.  During the term of the bond hedge (which expires no later than June 1, 2010), the sellers of the options (the “counterparties”) will deliver to us upon our exercise of such options after a conversion of the Convertible Debentures a number of shares of common stock based on the extent to which the then market price of our Class A common stock exceeds $29.10 per share.  The options provide for net share settlement upon exercise.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(8)   Long-Term and Other Debt (Continued)

The cost of the bond hedge of approximately $67,200 was partially offset by the sale of warrants to acquire shares of our Class A common stock to the counterparties with whom we entered into the bond hedge for approximately $37,900. The warrants are exercisable ratably over a 60-business day period commencing on June 1, 2010 at a price of $37.248 per share. The warrants provide for net share settlement upon exercise based on the extent to which the market price of our common stock at exercise exceeds the underlying strike price per share.  The effect of the bond hedge is to reduce the potential dilution from the conversion of the Convertible Debentures during the term of the bond hedge. There would be dilution from the exercise of the warrants to the extent that the market price per share of our common stock exceeds $37.248 at the time of exercise.

According to Emerging Issues Task Force (“EITF”) Issue No. 90-19, Convertible Bonds with Issuer Option to Settle for Cash upon Conversion and EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (“EITF 00-19”), the Convertible Debentures are accounted for as convertible debt.  The options and warrants underlying the bond hedge are accounted for according to EITF 00-19 as equity securities.

During the fourth quarter ended December 31, 2007, $1,218 in aggregate principal amount of Convertible Debentures were converted.  Pursuant to the terms of the Convertible Debentures, we paid the principal amount of Convertible Debentures that were converted in cash and the excess conversion value (determined to be approximately $378) by delivering approximately 10 shares.  In conjunction with the conversion, we acquired approximately 10 shares of our common stock by exercising a portion of the bond hedge and we delivered such shares to the holder of the Convertible Debentures that were converted. The aggregate number of shares that we could be obligated to issue upon conversion of the remaining Convertible Debentures is approximately 9,408.  The conversion did not have any material effect on our diluted shares outstanding.

In May 2008, the FASB issued FASB Staff Position (“FSP”) No. Accounting Principles Board (“APB”) 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Settlement) (“FSP APB 14-1”).  FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. Additionally, FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, and must be applied retrospectively to all periods presented.  We adopted FSP APB 14-1 on January 1, 2009.  The impact of adoption was an adjustment to accumulated earnings of approximately $11,100 representing the cumulative effect of a change in accounting principle as of January 1, 2006.  In addition, the adoption had the impact of increasing additional paid-in capital by approximately $67,200 as of January 1, 2006.

The adoption of FSP APB 14-1 had the following effect on our consolidated Statements of Operations for the years ended December 31, 2008, 2007 and 2006, respectively:

	Year Ended
	December 31, 2008
	Previously	As	Effect of
	Reported	Adjusted	Change

Interest expense	$65,026	$78,071	$13,045
Income tax expense	$8,424	$8,352	$(72)
Net income (loss)	$8,488	$(4,485)	$(12,973)
Basic net income per share	$0.09	$(0.05)	$(0.14)
Diluted net income per share	$0.09	$(0.05)	$(0.14)

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(8)   Long-Term and Other Debt (Continued)

	Year Ended
	December 31, 2007
	Previously	As	Effect of
	Reported	Adjusted	Change

Interest expense	$58,550	$70,772	$12,222
Income tax expense	$25,221	$25,211	$(10)
Net income	$65,367	$53,155	$(12,212)
Basic net income per share	$0.71	$0.57	$(0.14)
Diluted net income per share	$0.68	$0.55	$(0.13)

	Year Ended
	December 31, 2006
	Previously	As	Effect of
	Reported	Adjusted	Change

Interest expense	$43,393	$54,843	$11,450
Income tax expense	$24,063	$24,113	$50
Net income	$66,761	$55,261	$(11,500)
Basic net income per share	$0.73	$0.61	$(0.12)
Diluted net income per share	$0.70	$0.58	$(0.12)

The adoption of FSP APB 14-1 had the following effect on our consolidated Balance Sheet as of December 31, 2008 and 2007, respectively:

	December 31, 2008
	Previously	As	Effect of
	Reported	Adjusted	Change

Other assets and investments	$317,818	$317,039	$(779)
Long-term debt, excluding current installments	$1,216,264	$1,196,083	$(20,181)
Additional paid-in capital	$561,202	$628,356	$67,154
Accumulated earnings	$105,811	$58,059	$(47,752)

	December 31, 2007
	Previously	As	Effect of
	Reported	Adjusted	Change

Other assets and investments	$290,652	$289,399	$(1,253)
Long-term debt, excluding current installments	$1,072,625	$1,038,996	$(33,629)
Additional paid-in capital	$521,902	$589,057	$67,155
Accumulated earnings	$97,323	$62,544	$(34,779)

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(8)   Long-Term and Other Debt (Continued)

The adoption of FSP APB 14-1 had the following effect on our consolidated Statement of Cash Flows for years ended December 31, 2008, 2007 and 2006, respectively:

	Year Ended December 31, 2008
	Previously	As	Effect of
	Reported	Adjusted	Change

Cash flows from operating activities:
Net income	$8,488	$(4,485)	$(12,973)
Change in deferred income taxes	$(16,764)	$(16,836)	$(72)
Non-cash interest expense	$4,634	$17,679	$13,045

	Year Ended December 31, 2007
	Previously	As	Effect of
	Reported	Adjusted	Change

Cash flows from operating activities:
Net income	$65,367	$53,155	$(12,212)
Change in deferred income taxes	$(7,224)	$(7,234)	$(10)
Non-cash interest expense	$4,364	$16,586	$12,222

	Year Ended December 31, 2006
	Previously	As	Effect of
	Reported	Adjusted	Change

Cash flows from operating activities:
Net income	$66,761	$55,261	$(11,500)
Change in deferred income taxes	$(8,966)	$(8,916)	$50
Non-cash interest expense	$3,922	$15,372	$11,450

As of December 31, 2008 and 2007, the equity component of the convertible debentures under FSP APB 14-1 was approximately $68,600 and $68,600, respectively.  The following represents the principal amount of the liability component, the unamortized discount, and the net carrying amount of our convertible debt instruments as of December 31, 2008 and 2007, respectively:

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

	December 31,	December 31,
	2008	2007
Principal	$273,782	$273,782
Unamortized discount	(20,181)	(33,629)
Net carrying amount	$253,601	$240,153

(8)   Long-Term and Other Debt (Continued)

As of December 31, 2008, the remaining discount will be amortized over a period of approximately 18 months.  The conversion price of the remaining $273,782 in aggregate principal amount of the convertible debentures is $29.10 and the number of shares on which the aggregate consideration to be delivered upon conversion is approximately 9,408.

The effective interest rate on the liability component of the convertible debentures is approximately 6.25% for the years ended December 31, 2008, 2007 and 2006.  The amount of interest cost recognized for the contractual interest coupon during the years ended December 31, 2008, 2007 and 2006 was approximately $2,100, $2,100 and $2,100 respectively.  The amount of interest cost recognized for the amortization of the discount on the liability component of the Convertible Debentures for the years ended December 31, 2008, 2007 and 2006 was approximately $13,400, $12,600 and $11,900 respectively.

Other Debt

Short-term debt includes approximately $37,530 of unsecured borrowings, denominated in Chinese Renminbi Yuan, from two banks in China.  The borrowings have maturity dates of less than one year and interest rates ranging from 6.2% to 7.8%, which is 95% to 105% of the rate set by the People’s Bank of China for similar type loans.  The lending banks have received standby letters of credit issued under the Revolver to guarantee repayment of these borrowings.  Proceeds from the borrowings are being used to procure and install our terminal validation network in China.

(9)   Leases

At December 31, 2008, we were obligated under operating leases covering office equipment, office and warehouse space, transponders and transportation equipment expiring at various dates through 2015.  Future minimum lease payments required under our leasing arrangements at December 31, 2008 are approximately as follows: $19,700 in 2009; $16,400 in 2010; $13,600 in 2011; $12,900 in 2012; $10,900 in 2013; and $22,000 thereafter.  Total rental expense under these operating leases was approximately $20,700, $20,200 and $17,800 in the years ended December 31, 2008, 2007 and 2006, respectively.

We have entered into several operating lease agreements, some of which contain provisions for future rent increases, rent-free periods, or periods in which rent payments are reduced (abated). The total amount of rental payments due over the lease term is being charged to rent expense on the straight-line method over the term of the lease. The difference between rent expense recorded and the amount paid is credited or charged to deferred rent obligation, which is included in other current liabilities and other long-term liabilities in the accompanying consolidated balance sheet.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(10)   Fair Value of Financial Instruments

The fair value of financial instruments is determined by reference to market data and other valuation techniques as appropriate. We believe the fair value of our financial instruments, principally cash and cash equivalents, accounts receivable, other current assets, accounts payable, and accrued liabilities approximates their recorded values.

We believe that the fair value of our fixed interest rate debt approximated $560,023 and $523,197 as of December 31, 2008 and 2007, respectively, based on reference to dealer markets. We believe that the fair value of our variable interest rate debt approximated $523,359 and $596,620 as of December 31, 2008 and 2007, respectively, based on reference to dealer markets.

Effective October 17, 2008, SGI entered into a three-year interest rate swap agreement (the “Hedge”) with JPMorgan Chase Bank N.A. (“JPMorgan”).  Under the Hedge, which is designated as a cash flow hedge in accordance with FAS 133, SGI will pay interest on a $100,000 notional amount of debt at a fixed rate of 3.49% and will receive interest on a $100,000 notional amount of debt at the prevailing three-month LIBOR rate.  The objective of the Hedge is to eliminate the variability of cash flows attributable to the LIBOR component of interest expense paid on $100,000 of our variable-rate debt.  As of December 31, 2008, the Hedge was measured at fair value using Level 2 valuation techniques of the fair value hierarchy.

We believe we have matched the critical terms of the hedged variable-rate debt with the Hedge and expect the Hedge to be highly effective in offsetting changes in the expected cash flows due to fluctuation in the three-month LIBOR based rate over the term of the forecasted interest payments related to the $100,000 notional amount of variable-rate debt.  Hedge effectiveness is measured quarterly on a retrospective basis using the cumulative dollar-offset approach in which the cumulative changes in the cash flows of the actual swap are compared to the cumulative changes in the cash flows of the hypothetical swap.  The effective portion of the Hedge is recorded in other comprehensive income (loss) and the ineffective portion of the Hedge, if any, is recorded in the consolidated statement of operations.  During the year ended December 31, 2008, we recorded a loss of approximately $4,901 in other comprehensive income (loss).  There was no ineffective portion of the Hedge recorded in the consolidated statement of operations. Amounts recorded in other comprehensive income (loss) that were deferred on the effective hedged forecasted transactions are reclassified to earnings when the interest expense related to the hedged item affects earnings.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(11)   Stockholders’ Equity

Preferred Stock

As of December 31, 2008, we had a total of 2,000 shares of preferred stock, $1.00 par value, authorized for issuance, including 229 authorized shares of Series A convertible preferred stock and 1 authorized share of Series B preferred stock.  No shares of preferred stock are currently outstanding.

Common Stock

We have two classes of common stock, consisting of Class A common stock and Class B non-voting common stock. All shares of Class A common stock and Class B common stock entitle holders to the same rights and privileges except that the Class B common stock is non-voting.  Each share of Class B common stock is convertible into one share of Class A common stock.  As of December 31, 2008 and 2007, there were 700 shares of Class B common stock authorized and none outstanding.  The following demonstrates the change in the number of Class A common shares outstanding during the fiscal years ended December 31, 2008 and 2007:

	December 31,
	2008	2007
Shares issued and outstanding as of beginning of period	93,414	91,628
Shares issued as part of equity-based compensation plans and the ESPP, net of RSUs surrendered	655	1,786
Other shares issued	—	10
Shares repurchased into treasury stock	(1,468)	(10)
Shares issued and outstanding as of end of period	92,601	93,414

Warrants

During 2004, we sold warrants to acquire up to approximately 9,450 shares of our Class A common stock for approximately $37,900 to the parties with whom we entered into a bond hedge in connection with the Convertible Debentures. The warrants are exercisable ratably over a 60-business day period commencing on June 1, 2010 at a price of $37.248 per share. The warrants provide for net share settlement upon exercise based on the extent to which the market price of our Class A common stock at exercise exceeds the underlying strike price per share. The effect of the bond hedge is to reduce the potential dilution from the conversion of the Convertible Debentures during the term of the bond hedge. There would be dilution from the exercise of the warrants to the extent that the market price per share of our common stock exceeds $37.248 at the time of exercise.

On December 15, 2006, we entered into a licensing agreement with Hasbro, Inc. for the use of certain Hasbro brands in multiple lottery platforms. Under the terms of the agreement, we issued to Hasbro in February 2007 warrants to purchase 40 shares of our Class A common stock at a purchase price of $32.98 per share. The warrants may be exercised at any time before February 28, 2012.  The fair value of the warrants on the date of grant was $480.  Such amount is reflected in the caption “Other assets and investments” in the Consolidated Balance Sheets. There would be dilution from the exercise of the warrants to the extent that the market price per share of our common stock exceeds $32.98 at the time of exercise.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(11)   Stockholders’ Equity (Continued)

Treasury Stock

We have a stock repurchase program approved by our Board of Directors under which we are authorized to repurchase, from time to time in the open market through December 31, 2009, shares of our outstanding common stock in an aggregate amount up to $200,000. As of December 31, 2008, we have approximately $167,000 remaining for purchases under the program.  Purchases are funded by cash flows from operations, borrowings, or a combination thereof.  The timing and amount of purchases is determined by management based on evaluation of market conditions, share price and other factors.  The stock repurchase program may be suspended or discontinued at any time.  During fiscal 2008, we repurchased 1,468 shares at an aggregate cost of approximately $23,200.  During fiscal 2007, no shares were repurchased as part of the repurchase program.  During fiscal 2006, we repurchased approximately 324 shares at an aggregate cost of approximately $9,900.

(12)   Stock-Based Compensation

We offer stock-based compensation through the use of stock options, restrictive stock units (“RSUs”), and an Employee Stock Purchase Plan (“ESPP”).  We grant stock options to employees and directors under our stock option plans at not less than the fair market value of the stock at the date of grant.  The annual limitations and vesting of the stock option plan awards are determined at our discretion.  Options granted over the last several years have generally been exercisable in five equal installments beginning on the first anniversary of the date of grant with a maximum term of ten years. RSUs typically vest in five equal installments beginning on the first anniversary of the date of grant.  There are approximately 11,500 shares of common stock authorized for awards under our stock option and RSU plans, in addition to reserved shares from preexisting award plans and share options granted as part of inducement stock option awards, which generally are not authorized prior to being granted.  As of December 31, 2008, we had approximately 2,383 shares available for grants of equity awards under our equity-based compensation plans, of which 1,320 shares were available for grants of RSUs.

Our ESPP allows for a total of up to 1,000 shares of Class A common stock to be purchased by eligible employees under offerings made each January 1 and July 1. Employees participate through payroll deductions up to a maximum of 15% of eligible compensation. The term of each offering period is six months and shares are purchased on the last day of the offering period at a discount on the stock’s market value. Under an amendment to the ESPP adopted in 2006, the purchase price for offering periods beginning in 2007 represents a 15% discount on the closing price of the stock on the last day of the offering period (rather than a 15% discount on the lower of (x) the closing price of the stock on the first day of the offering period and (y) the closing price of the stock on the last day of the offering period). For offering periods held in 2008, 2007 and 2006, we issued a total of 50, 35, and 39 shares, respectively, of common stock at an average price of $19.12, $28.98 and $27.99 per share, respectively. As of December 31, 2008, we had approximately 656 shares of common stock available to be granted under the ESPP.

We record compensation cost for all stock options and RSUs based on the fair value at the grant date.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(12)   Stock-Based Compensation (Continued)

Stock Options

A summary of the changes in stock options outstanding under our equity-based compensation plans during 2008 is presented below:

	Number of Options	Weighted Average Remaining Contract Term (Years)	Weighted Average Exercise Price	Aggregate Intrinsic Value
Options outstanding as of December 31, 2007	6,132	6.1	$20.13	$81,575
Granted	1,728		$23.55
Exercised	(296)		$13.93	$4,352
Canceled	(186)		$26.39
Options outstanding as of December 31, 2008	7,378	6.0	$21.03	$21,516

Options excercisable as of December 31, 2008	4,054	4.2	$16.37	$21,469

Options expected to vest after December 31, 2008	3,164	8.1	$26.45	$608

The weighted-average grant date fair value of options granted during 2008, 2007 and 2006 was $10.36, $13.72 and $13.76, respectively.  The aggregate intrinsic value of the options exercised during the years ended December 31, 2007 and 2006 was approximately $31,961 and $45,155, respectively.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model.  The weighted-average assumptions used in the model are outlined in the following table:

	Year Ended December 31,
	2008	2007	2006

Assumptions:
Expected volatility	38%	32%	33%
Risk-free interest rate	3.3%	4.7%	5.1%
Dividend yield	—	—	—
Expected life (in years)	6	6	6

The computation of the expected volatility is based on historical daily stock price over a term less than the expected term. A timeframe was used that provided a better representation of the current and future expected volatility. Expected life is based on annual historical employee exercise behavior of option grants with similar vesting periods and option expiration data. The risk-free interest rate is based on the yield of zero-coupon U.S. Treasury securities.  We do not anticipate paying dividends in the foreseeable future.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(12)   Stock-Based Compensation (Continued)

For the years ended December 31, 2008, 2007 and 2006, we recognized stock-based compensation expense of approximately $15,500, $11,300 and $13,600, respectively, and the related tax benefit of approximately $5,282, $4,300 and $4,500, respectively, related to the vesting of stock options.  At December 31, 2008, we had approximately $27,200 relating to non-vested stock option awards not yet recognized that will be amortized over a weighted-average period of approximately two years. During the year ended December 31, 2008, we received approximately $4,118 in cash from the exercise of stock options.  The actual tax benefit realized for the tax deductions from option exercise of the stock-based payment arrangements totaled approximately $1,595 for the year ended December 31, 2008.

Restricted Stock Units

A summary of the changes in RSUs outstanding under our stock-based compensation plans during 2008 is presented below:

	Number of Restricted Stock Units	Weighted Average Grant Date Fair Value
Non-vested units as of December 31, 2007	1,222	$32.02
Granted	882	$24.55
Vested	(386)	$31.91
Canceled	(45)	$27.77
Non-vested units as of December 31, 2008	1,673	$28.30

The weighted-average grant date fair value of RSUs granted during 2007 and 2006 was $33.72 and $31.46, respectively.  The fair value of each RSU grant is based on the market value of our common stock at the time of grant.  During the years ended December 31, 2008, 2007 and 2006, we recognized stock-based compensation expense of approximately $18,400, $13,900 and $8,100, respectively, and the related tax benefits of approximately $7,200, $5,300 and $3,200, respectively, related to the vesting of RSUs.  At December 31, 2008, we had approximately $34,600 relating to non-vested RSUs not yet recognized that will be amortized over a weighted-average period of approximately two years.  The fair value of RSUs vested during the years ended December 31, 2008, 2007 and 2006 was approximately $1,053, $12,500 and $5,080, respectively.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(13)   Pension and Other Post-Retirement Plans

We have defined benefit pension plans for our U.S.-based union employees and U.K.-based union employees (the “U.S. Plan” and the “U.K. Plan”) and, with the acquisition of OGT, certain Canadian-based employees (the “Canadian Plan”).  Retirement benefits under the U.S. Plan are based upon the number of years of credited service up to a maximum of 30 years for the majority of the employees.  Retirement benefits under the U.K. Plan are based on an employee’s average compensation over the two years preceding retirement.  Retirement benefits under the Canadian Plan are generally based on the number of years of credited service.  Our policy is to fund the minimum contribution permissible by the respective tax authorities.  We estimate that approximately $3,144 will be contributed to the pension plans in fiscal year 2009.

Previous to fiscal year 2006, we had an unfunded, nonqualified Supplemental Executive Retirement Plan (the “SERP”), which was intended to provide supplemental retirement benefits for certain of our senior executives.  In December 2005, we curtailed the SERP and participation and benefit accruals under the plan have ceased.  We recorded a charge of $12,363 in the December 31, 2005 statement of operations for the curtailment of the SERP. The benefit distribution amounts were agreed upon for each participant and will continue to grow at a rate of 4% compounded annually from the plan curtailment until benefits are distributed. In 2003, to provide a source for the payment of certain benefits under the SERP, we made an initial $14,700 cash payment to a rabbi trust, which in turn made a $14,700 payment for whole-life insurance policies on the participants. These policies have been placed in a rabbi trust, which will hold the policies and death benefits until they are received. The cash value of these policies was approximately $15,732 and $15,295 as of December 31, 2008 and 2007, respectively.

In conjunction with the acquisition of OGT, we curtailed a nonqualified SERP (the “Canadian SERP”), which was intended to provide supplemental retirement benefits for certain of OGT’s senior executives, and a nonqualified executive retirement plan (“Canadian Executive Plan”).  Participation in the Canadian SERP and the Canadian Executive Plan has ceased and final benefit payments for these plans were made during 2008.  The remaining Canadian plan consists solely of an employee pension plan.  During 2007, we recorded an adjustment to goodwill of approximately $4,012 for the acquisition of the Canadian Plan, which includes an adjustment for the curtailment of the Canadian SERP and the Canadian Executive Plan.

In selecting the discount rate for the defined benefit plans we consider fixed-income security yields, specifically AA-rated corporate bonds, as rated by Moody’s Investor Service. The table below provides the weighted-average actuarial assumptions used to determine the benefit obligation and net periodic benefit cost.

	U.S. Plan			U.K. Plan			Canadian Plan
	2008	2007	2006	2008	2007	2006	2008	2007	2006
Discount rates:
Benefit obligation	6.25%	6.25%	6.00%	6.20%	5.55%	5.10%	7.50%	5.60%	N/A
Net periodic pension cost	6.25%	6.00%	5.50%	5.55%	5.10%	4.75%	5.60%	5.30%	N/A
Rate of compensation increase	0.00%	0.00%	0.00%	3.60%	3.45%	3.45%	3.25%	3.75%	N/A
Expected return on assets	6.00%	6.00%	6.00%	7.75%	8.00%	7.50%	7.00%	7.00%	N/A

The plan assets for the U.S. Plan are invested in Cigna Fixed Fund Account (the “Fund”), which is guaranteed as to principal. In estimating the expected return on the U.S. Plan assets, we consider past performance and future expectations for the Fund. The plan assets for the U.K. Plan are primarily invested in equity securities.  In estimating the expected return on the U.K. Plan assets, we consider primarily the current return on the equity market.  Plan assets for the Canadian Plan are primarily invested in equity securities.  In estimating the expected return on the Canadian Plan assets, we consider primarily the current return on the equity market.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(13)   Pension and Other Post-Retirement Plans (Continued)

The following table sets forth the combined funded status of the pension plans and their reconciliation with the related amounts recognized in our consolidated financial statements at our December 31 measurement dates:

	December 31,
	2008	2007
Change in benefit obligation:
Benefit obligation at beginning of year	$116,944	$79,647
Acquired in business combinations	—	33,058
Service cost	2,237	2,789
Interest cost	4,244	4,445
Participant contributions	1,247	1,466
Curtailments	525	121
Actuarial gain	(17,435)	(2,852)
Benefits paid	(3,151)	(4,149)
Settlement payments	(1,842)	(3,973)
Other, principally foreign exchange	(21,699)	6,392
Benefit obligation at end of year	81,070	116,944

Change in plan assets:
Fair value of plan assets at beginning of year	81,514	45,989
Acquired in business combinations	—	29,136
Actual gain (loss) on plan assets	(11,328)	1,089
Employer contributions	3,280	4,086
Participant contribuitions	1,247	1,466
Benefits paid	(3,151)	(4,149)
Settlement payments	(1,842)
Other, principally foreign exchange	(18,089)	3,897
Fair value of assets at end of year	51,631	81,514

Amounts recognized in the consolidated balance sheets:
Funded status (current)	(9,761)	—
Funded status (noncurrent)	(19,678)	(35,430)
Accumulated other comprehensive income (pre-tax):
Unrecognized actuarial loss	7,667	13,154
Unrecognized prior service cost	389	433
Net amount recognized	$(21,383)	$(21,843)

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(13)   Pension and Other Post-Retirement Plans (Continued)

The following are the components of our net periodic pension cost:

	December 31,
	2008	2007	2006
Components of net periodic pension benefit cost:
Service cost	$2,237	$2,789	$1,695
Interest cost	4,244	4,445	2,509
Expected return on plan assets	(4,633)	(5,037)	(2,502)
Amortization of actuarial gains/losses	626	959	1,165
Curtailments	525
Canadian SERP termination loss	218	—	—
Net amortization and deferral	43	43	44
Net periodic cost	$3,260	$3,199	$2,911

The accumulated benefit obligation for all defined benefit pension plans was $59,236 and $91,339 as of December 31, 2008 and 2007, respectively.  The underfunded status of our post-retirement benefit plans recorded as a liability in our Consolidated Balance Sheets as of December 31, 2008, 2007 and 2006 was approximately $29,439, $35,430 and $33,658, respectively.

The amounts included in accumulated other comprehensive income as of December 31, 2008 expected to be recognized as components of net periodic pension cost during the fiscal year ended December 31, 2009 are as follows:

Net gain or loss	$479
Net prior service cost	43
Net amount expected to be recognized	$522

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(13)   Pension and Other Post-Retirement Plans (Continued)

The asset allocation of the U.S. Plan as of December 31, 2008 and 2007, and the target allocation on a weighted-average basis for 2009, was 100% to a fixed fund account.  The U.S. Plan investment policy is to maximize long-term financial return commensurate with security and minimizing risk. This is achieved by holding an investment in a fixed fund account, which guarantees a long-term fixed rate of return.

The asset allocation of the U.K. Plan as of December 31, 2008 and 2007, and the target allocation on a weighted-average basis for 2009, by asset category, are as follows:

		Percentage of
	Target	Plan Assets as of
	Allocation	December 31,
	2009	2008	2007
Equity securities	75%	72%	75%
Bonds	20%	24%	21%
Real estate	5%	4%	4%
	100%	100%	100%

The U.K. Plan investment policy is to maximize long-term financial return commensurate with security and minimizing risk.  This is achieved by holding a portfolio of marketable investments which avoids over-concentration of investment and spreads assets both over industry and geography.

The asset allocation of the Canadian Plan as of December 31, 2008 and 2007, and the target allocation on a weighted-average basis for 2009, by asset category, are as follows:

		Percentage of
	Target	Plan Assets as of
	Allocation	December 31,
	2009	2008	2007
Equity securities	65%	62%	68%
Debt securities	35%	32%	31%
Other short-term	0%	6%	1%
	100%	100%	100%

The Canadian Plan investment policy is to maximize long-term financial return commensurate with security and minimizing risk.  This is achieved by holding a portfolio of marketable investments which avoids over-concentration of investment and spreads assets both over industry and geography.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(13)   Pension and Other Post-Retirement Plans (Continued)

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	U.S.	U.K.	Canadian
Year	Plan	Plan	Plan
2009	$87	$555	$856
2010	$124	$569	$845
2011	$199	$584	$820
2012	$604	$598	$806
2013	$330	$613	$796
2014-2018	$2,050	$3,283	$4,307

We have a 401(k) plan for U.S.-based employees who are not covered by a collective bargaining agreement under which participants were eligible to receive matching contributions of 50 cents on the dollar from us for the first 6% of participant contributions for a match of up to 3% of eligible compensation.  Effective February 28, 2009, we reduced the matching contributions to 25 cents on the dollar for the first 6% of participant contributions for a match of up to 1.5% of eligible compensation.  We have a 401(k) plan for U.S.-based union employees that does not provide for Company contributions.  Contribution expense for the years ended December 31, 2008, 2007 and 2006 amounted to approximately $2,244, $2,085 and $2,100, respectively.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(14)   Income Tax Expense

The components of income before income taxes are as follows:

	Years Ended December 31,
	2008	2007	2006
United States (“U.S.”)	$(19,317)	$26,131	$36,264
Foreign	23,184	52,235	43,110
Consolidated income before income tax expense	$3,867	$78,366	$79,374

The components of the provision for income taxes are as follows:

Current
U.S. Federal	$5,638	$12,004	$16,718
U.S. State	990	4,930	4,913
Foreign	12,409	8,883	8,008
Total	19,037	25,817	29,639
Deferred
U.S. Federal	(7,083)	(3,147)	(6,567)
U.S. State	(4,114)	(1,028)	(1,649)
Foreign	512	3,569	2,690
Total	(10,685)	(606)	(5,526)
Total income tax expense	$8,352	$25,211	$24,113

The reconciliation of the U.S. federal statutory tax rate to the actual tax rate is as follows:

Statutory U.S. federal income tax rate	35.00%	35.00%	35.00%
U.S. state income taxes, net of federal benefit	-91.17%	4.63%	2.69%
Federal benefit of R&D credits, net	-10.23%	-0.96%	-0.46%
Foreign earnings at lower rates than U.S. federal rate	104.09%	-7.85%	-4.62%
Federal expense (benefit) of U.S. permanent differences	175.42%	1.11%	-0.88%
Other	2.89%	0.24%	-1.35%
Effective income tax rate	215.98%	32.17%	30.38%

The effective tax rate increased in 2008 to 216.0% from 32.2% in 2007.  The increase in the 2008 effective tax rate resulted from the loss of the federal tax benefit of the original issue discount due to the adoption of FSP APB 14-1 and from the impairment charge related to the Mexico contract.  The tax benefit of the Mexico loss is fully offset by a valuation allowance as the realizability of the deferred tax asset created by the impairment charge is uncertain.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(14)   Income Tax Expense (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. The deferred income tax balances are established using the enacted statutory tax rates and are adjusted for changes in such rates in the period of change.

	December 31,
	2008	2007
Deferred tax assets:
Inventory valuation	$6,305	$5,729
Reserves and other accrued expenses	16,033	10,693
Compensation not currently deductible	7,193	9,370
Employee pension benefit included in other comprehensive income	3,317	5,225
Unrealized losses included in other comprehensive income	49	—
Share based compensation	19,795	11,208
Net operationg loss carry forwards	57,724	33,593
Tax credit carry forwards	47,303	32,367
Differences in financial reporting and tax basis for Property and Equipment	14,116	—
Valuation allowance	(45,690)	(20,055)
Realizable deferred tax assets	126,145	88,130

Deferred tax liabilities:
Deferred costs and prepaid expenses	(1,567)	(1,350)
Unrealized gains included in other comprehensive income	—	(54)
Differences in financial reporting and tax basis for:
Identifiable intangible assets	(39,440)	(35,913)
Property and equipment	—	(1,515)
Total deferred tax liabilities	(41,007)	(38,832)
Net deferred tax assets on balance sheet	85,138	49,298

Reported As:
Current deferred tax assets	14,360	15,929
Non-current deferred tax assets	104,587	85,030
Non-current deferred tax liabilities	(33,809)	(51,661)
Net deferred tax assets on the balance sheet	$85,138	$49,298

At December 31, 2008, we had net operating loss carry forwards (tax-effected) for federal, state and foreign income tax purposes of $3,704, $2,496 and $51,524, respectively.  If not utilized, the federal and state tax loss carry forward will expire through 2023. The use of our federal net operating loss carry forwards in any one year is limited due to prior year changes in ownership.  The foreign tax losses can be carried forward for periods that vary from five years to indefinitely.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

We have foreign tax credit carry forwards of approximately $40,386 (which if unutilized will expire through 2018), research and development credit carry forwards of $3,904 (which if unutilized will expire through 2023), minimum tax credit

(14)    Income Tax Expense (Continued)

carry forwards of $2,079 (which can be carried forward indefinitely), and state tax credits of $934 (which if unutilized will expire through 2018).

At December 31, 2008 and 2007, we established a valuation allowance of $45,690 and $20,055, respectively, against the deferred tax assets related to the foreign tax loss carry forwards where, based on available evidence, it is more likely than not that such assets will not be realized. The net increase in the valuation allowance for 2008 and 2007 was $25,635 and $11,783, respectively.

Deferred taxes have not been provided on the excess of book basis over tax basis in the shares of certain foreign subsidiaries because these basis differences are not expected to reverse in the foreseeable future and are essentially permanent in duration.  Our intention is to continue to reinvest the earnings of our foreign subsidiaries indefinitely. It is not practical to estimate the amount the excess of book over tax basis difference and the tax that might be payable on these undistributed earnings, but we believe that after utilizing foreign tax credits any additional U.S. tax would not have a material impact on our financial condition or results of operations.

The earnings of our U.K. entities are permanently reinvested except to the extent that “deemed dividends” are made to the U.S. under Section 956 of the Internal Revenue Code.  Current U.S. tax is provided on the amount of the deemed dividends, net of applicable foreign tax credits.

Our income tax returns for the 2004, 2005 and 2006 tax years are currently under examination by the Internal Revenue Service.  We do not expect that the results of this examination will have a material impact on our financial condition or results of operations.

On January 1, 2007, we adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”).  As a result of the implementation of FIN 48, we recognized an increase in the liability for unrecognized tax benefits of approximately $1,376, which was accounted for as a reduction to our accumulated earnings as of January 1, 2007.   Also as a result of the implementation of FIN 48, we recognized accrued interest related to unrecognized tax benefits of $120, which was accounted for as a reduction to our accumulated earnings as of January 1, 2007.  A reconciliation of the beginning and ending amount of unrecognized tax benefits during 2008 and 2007 is as follows:

The total amount of unrecognized tax benefits as of December 31, 2008 was approximately $18,250.  Of this amount, approximately $14,778, if recognized, would be included in our statement of operations and have an impact on our effective tax rate.

We recognize interest accrued for unrecognized tax benefits in interest expense and recognize penalties in income tax expense.  During the years ended December 31, 2008 and 2007, we recognized approximately $733 and $595, respectively, in

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

(14)    Income Tax Expense (Continued)

	Year Ended December 31,
	2008	2007
Balance at beginning of period	$13,226	$4,113
Tax Positions related to current year
Additions	$1,092	$1,625
Reductions	—	—
Additions for tax positions of prior years	4,245	7,655
Tax Positions related to prior years
Additions	—	—
Reductions	—	—
Reductions due to lapse of statute of limitations on tax positions	(313)	(167)
Settlements	—	—
Balance at end of period	$18,250	$13,226

interest and penalties.  We had approximately $1,588 and $855 for the payment of interest and penalties accrued at December 31, 2008, and 2007, respectively.

We and our subsidiaries file income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions.  With few exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2004.

(15)   Business and Geographic Segments

We report our operations in three business segments:  Printed Products Group, Lottery Systems Group and Diversified Gaming Group.  Our Printed Products Group provides instant lottery tickets and related services that include ticket design and manufacturing as well as value-added services, including game design, sales and marketing support, inventory management and warehousing and fulfillment services. Additionally, this division provides lotteries with licensed brand products and includes prepaid phone cards for cellular phone service providers.  Our Lottery Systems Group offers online, instant and video lottery products and online and instant ticket validation systems. Its business includes the supply of transaction processing software for the accounting and validation of both instant and online lottery games, point-of-sale terminal hardware sales, central site computers and communication hardware sales and ongoing support and maintenance for these products.  Our Diversified Gaming Group provides services and systems to private and public operators in the wide area gaming markets and the pari-mutuel wagering industry.  The product offerings include server-based gaming machines (including our Nevada™ dual screen terminals, which can offer Great Britain regulated Category B2 or B3 content on the same machines), VLTs, monitor games, wagering systems for the pari-mutuel racing industry, sports betting systems and services and Great Britain regulated Category C AWP and SWP terminals.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(15)         Business and Geographic Segments (Continued)

The following tables represent revenues, profits, depreciation, amortization, capital expenditures and assets for the years ended December 31, 2008, 2007 and 2006, respectively, by current reportable segments.  Corporate expenses, including interest expense, other (income) expenses, and corporate depreciation and amortization, are not allocated to the reportable segments.

	Year Ended December 31, 2008
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals
Service revenues	$548,308	236,022	215,642	999,972
Sales revenues	31,943	62,708	24,206	118,857
Total revenues	580,251	298,730	239,848	1,118,829

Cost of services (exclusive of depreciation and amortization)	331,501	132,335	130,949	594,785
Cost of sales (exclusive of depreciation and amortization)	20,177	54,254	11,425	85,856
Selling, general and administrative expenses	59,336	33,634	25,923	118,893
Employee termination costs	7,213	2,576	1,152	10,941
Depreciation and amortization	43,091	125,764	45,575	214,430
Segment operating income	118,933	(49,833)	24,824	93,924
Unallocated corporate costs				69,533
Corporate employee termination costs				2,754
Consolidated operating income				21,637

Assets at December 31, 2008	$990,182	652,852	502,501	2,145,535
Unallocated assets at December 31, 2008				36,918
Consolidated assets at December 31, 2008				2,182,453

Capital and wagering systems expenditures	$25,094	107,686	50,860	183,640

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(15)                          Business and Geographic Segments (Continued)

	Year Ended December 31, 2007
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals
Service revenues	$498,179	216,326	207,910	922,415
Sales revenues	38,967	48,747	36,575	124,289
Total revenues	537,146	265,073	244,485	1,046,704

Cost of services (exclusive of depreciation and amortization)	283,924	114,200	123,309	521,433
Cost of sales (exclusive of depreciation and amortization)	32,549	27,045	30,753	90,347
Selling, general and administrative expenses	62,027	28,376	20,353	110,756
Employee termination costs	3,642	—	—	3,642
Depreciation and amortization	66,966	62,224	30,302	159,492
Segment operating income	88,038	33,228	39,768	161,034
Unallocated corporate costs				55,198
Consolidated operating income				105,836

Assets at December 31, 2007	$898,698	545,510	535,458	1,979,666
Unallocated assets at December 31, 2007				119,120
Consolidated assets at December 31, 2007				2,098,786

Capital and wagering systems expenditures	$36,478	30,840	116,342	183,660

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(15)                          Business and Geographic Segments (Continued)

	Year Ended December 31, 2006
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals
Service revenues	$388,841	205,721	197,242	791,804
Sales revenues	50,769	49,723	4,934	105,426
Total revenues	439,610	255,444	202,176	897,230

Cost of services (exclusive of depreciation and amortization)	199,006	114,701	118,306	432,013
Cost of sales (exclusive of depreciation and amortization)	40,027	33,497	4,410	77,934
Selling, general and administrative expenses	48,937	30,663	16,832	96,432
Employee termination costs	2,488	3,908	783	7,179
Depreciation and amortization	25,203	48,423	31,410	105,036
Segment operating income	$123,949	24,252	30,435	178,636
Unallocated corporate costs				$47,643
Corporate employee severance costs				5,443
Consolidating operating income				$125,550

Assets at December 31, 2006	$669,605	535,958	420,562	1,626,125
Unallocated assets at December 31, 2006				$131,813
Consolidated assets at December 31, 2006				$1,757,938

Capital and wagering systems expenditures	$14,513	91,066	36,265	141,844

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(15)         Business and Geographic Segments (Continued)

In evaluating financial performance, we focus on segment operating income as a segment’s measure of profit or loss.  Segment operating income is before investment income, interest expense, equity in net (income) loss in joint ventures, unallocated corporate costs and income taxes.  Certain coporate assets consisting of cash, prepaid expenses, and property, plant and equipment are not allocated to the segments.  The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

Providing information on the revenues from external customers for each product and service is impractical.

The following table provides a reconciliation of segment operating income to the consolidated income before income tax expense for each period.

	Years Ended December 31,
	2008	2007	2006
Reported segment operating income	$93,924	$161,034	$178,636
Unallocated corporate costs	(69,533)	(55,198)	(47,643)
Corporate employee termination costs	(2,754)	—	(5,443)
Consolidating operating income	21,637	105,836	125,550
Interest expense	(78,071)	(70,772)	(54,843)
Other income	4,691	2,050	767
Equity in income of joint venture	58,570	41,252	7,900
Early extinguishment of debt	(2,960)	—	—
Income before income tax expense	$3,867	$78,366	$79,374

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(15)         Business and Geographic Segments (Continued)

Sales to foreign customers amounted to approximately $92,000, $48,000 and $42,000 for the years ended December 31, 2008, 2007 and 2006, respectively.  The following represents the service and sales revenue and long-lived assets by geographic segment:

	Years Ended December 31,
	2008	2007	2006
Geographic Segments
Service and Sales Revenue:
United States	$561,088	$581,577	$559,175
North America, other than United States	61,266	51,298	21,344
Europe	364,207	330,138	261,207
Other	132,268	83,691	55,504
	$1,118,829	$1,046,704	$897,230

	As of December 31,
	2008	2007
Long-lived assets (excluding identifiable intangibles):
United States	$319,161	$320,614
North America, other than United States	33,418	28,865
Europe	154,706	146,141
Other	68,194	79,274
	$575,479	$574,894

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(16)                          Equity Investments in Joint Ventures

Consorzio Lotterie Nazionali

We are a member of Consorzio Lotterie Nazionali (“CLN”), a consortium consisting principally of our Company, Lottomatica S.p.A, and Arianna 2001, a company owned by the Federation of Italian Tobacconists. The consortium has a signed contract with the Italian Monopoli di Stato to be the exclusive operator of the Italian Gratta e Vinci instant lottery (the “Concession”).  The Concession commenced in mid-2004 and has an initial term of six years with a six-year extension option at the option of the Monopoli di Stato. Under our contract with CLN, we supply instant lottery tickets, game development services, marketing support, and the instant ticket management system and systems support during the term of the Concession, including any renewal term.  We also participate in the profits or losses of CLN as a 20% equity owner, and assist Lottomatica S.p.A in the lottery operations.  We account for this investment using the equity method of accounting.  For the years ended December 31, 2008, 2007 and 2006, we recorded income of approximately $51,700, $37,655 and $8,266, respectively, representing our share of equity in the earnings of CLN.  As of December 31, 2008, all but approximately $23,000 in earnings remained undistributed.  We recognized revenue from the sale of instant tickets to CLN of approximately $60,161, $59,362 and $37,167 during the years ended December 31, 2008, 2007 and 2006, respectively.  As of December 31, 2008 and 2007, respectively, we had approximately $28,673 and $37,408 in accounts receivable from CLN in our Consolidated Balance Sheets.  The following represents summary financial information for the consortium:

	Years Ended December 31,
	2008	2007	2006
Revenues	$491,586	$405,642	$184,201
Costs of revenues and operating expenses	$212,714	$196,392	$135,824
Operating income	$262,649	$201,628	$43,828
Net income	$177,875	$129,143	$43,812

	As of December 31,
	2008	2007
Current assets	$696,558	$647,907
Noncurrent assets	$8,340	$10,247
Current liabilities	$512,528	$489,026
Noncurrent liabilities	$1,092	$1,254

Guard Libang

On November 15, 2007, we acquired a 50% interest in the ownership of Guard Libang, a leading provider of instant lottery ticket validation systems and certain cooperative services in China for approximately $28,000.  Our interest in Guard Libang is accounted for using the equity method of accounting.  From the date of acquisition, our share in the earnings of Guard Libang is reflected in the caption “Equity in net income of joint ventures” in the Consolidated Statements of Operations.  Our carrying value of Guard Libang is reflected in the caption “Other assets and investments” in the Consolidated Balance Sheets.  For the years ended December 31, 2008 and 2007, we recorded income of approximately $3,433 and $290, respectively, representing our share of equity in the earnings of Guard Libang from the date of acquisition. These amounts remained undistributed as of December 31, 2008.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(16)                          Equity Investments in Joint Ventures (Continued)

Roberts Communications Network, LLC

On February 28, 2007, we sold our racing communications business and our 70% interest in NASRIN, our data communications business, to Roberts Communications Network, LLC (“RCN”) in exchange for a 29.4% interest in the RCN consolidated business. RCN provides communications services to racing and non-racing customers using both satellite and terrestrial services.  Since the date of acquisition, our share of the earnings of RCN is reflected in the caption “Equity in net income of joint ventures” in the Consolidated Statements of Operations. Our carrying value in RCN is reflected in the caption “Other assets and investments” in the Consolidated Balance Sheets. The interest in RCN is not material to our operations.  For the years ended December 31, 2008 and 2007, we recorded income of $3,923 and $3,330, respectively, representing our share of equity in the earnings of RCN. As of December 31, 2008, all but approximately $4,736 in earnings remained undistributed.

CSG Lottery Technology (Beijing) Co. Ltd.

On October 12, 2007 we invested $7,350 for a 49% interest in CSG Lottery Technology (Beijing) Co., Ltd. (“CSG”).  CSG has established an instant ticket manufacturing facility that is expected to produce instant lottery tickets for sale to the China Sports Lottery for a 15-year period beginning in 2009. Our interest in CSG is accounted for using the equity method of accounting.  Our carrying value of CSG is reflected in the caption “Other assets and investments” in the Consolidated Balance Sheets.  For the year ended December 31, 2008, we recorded a loss of $428 representing our share of equity in the earnings of CSG.  For the year ended December 31, 2007, CSG had no earnings or losses.

Shandong Inspur Scientific Games Technology, Ltd

On April 16, 2007 we invested approximately $750 to establish Shandong Inspur Scientific Games Technology, Ltd. (“SIST”).  Through our joint venture with SIST, we began providing cooperative services support in the Shangdong Province of China beginning in the first half of 2008.  Our interest in SIST is accounted for using the equity method of accounting.  Our carrying value of SIST is reflected in the caption “Other assets and investments” in the Consolidated Balance Sheets.  .  For the year ended December 31, 2008, we recorded a loss of $58 representing our share of equity in the earnings of SIST.   For the year ended December 31, 2007, SIST had no earnings or losses.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(17)                          Accumulated Other Comprehensive Income

The accumulated balances for each classification of comprehensive income are as follows:

	Foreign Currency Items	Unrealized Gains (Losses) on Securities (1)	Derivative Financial Instruments	Minimum Pension Liability (2)	Unrecognized actuarial gains/losses and unrecognized prior service cost (2)	Accumulated Other Comprehensive Income
Balance at December 31, 2005	$7,077	103	—	(4,131)	—	3,049
Adoption of SFAS 158	—	—	—	—	(2,431)	(2,431)
Change during period	38,235	(484)	—	(2,478)	—	35,273
Balance at December 31, 2006	$45,312	(381)	—	(6,609)	(2,431)	35,891
Change during period	24,634	497	—	—	(1,478)	23,653
Reclassified into operations	—	—	—	—	954	954
Balance at December 31, 2007	$69,946	116	—	(6,609)	(2,955)	60,498
Change during period	(107,758)	(5)	(4,901)	—	4,908	(107,756)
Reclassified into operations	—	—	—	—	(1,668)	(1,668)
Balance at December 31, 2008	$(37,812)	111	(4,901)	(6,609)	285	(48,926)

(1)	The change during the period is net of income taxes of approximately $3, $348 and $(320) in 2008, 2007 and 2006, respectively.

(2)

The change during the period, including the impact of adoption of SFAS 158 in 2006, is net of income taxes of approximately $1,289, $55 and $(2,007) in 2008, 2007 and 2006, respectively. The amount reclassified into operations was net of income taxes of approximately $(780) and $47 in 2008 and 2007, respectively.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

(18)   Litigation

Although we are a party to various claims and legal actions arising in the ordinary course of business, we believe, on the basis of information presently available to us, that the ultimate disposition of these matters will not likely have a material adverse effect on our consolidated financial position or results of operations.

Our subsidiary, SGI, owned a minority interest in Wintech de Colombia S.A., or Wintech (now liquidated), which formerly operated the Colombian national lottery under contract with Empresa Colombiana de Recursos para la Salud, S.A. (together with its successor agency, “Ecosalud”), an agency of the Colombian government. The contract provided a penalty against Wintech, SGI and the other shareholders of Wintech of up to $5,000 if certain levels of lottery sales were not achieved. In addition, SGI delivered to Ecosalud a $4,000 surety bond as a further guarantee of performance under the contract. Wintech started the instant lottery in Colombia, but, due to difficulties beyond its control, including, among other factors, social and political unrest in Colombia, frequently interrupted telephone service and power outages, and competition from another lottery being operated in a province of Colombia that we believe was in violation of Wintech’s exclusive license from Ecosalud, the projected sales level was not met for the year ended June 30, 1993.

On July 1, 1993, Ecosalud declared that the contract was in default and asserted various claims against Wintech, SGI and other shareholders of Wintech for, among other things, realization of the full amount of the penalty, plus interest and costs of the bond.  On June 4, 1999, Ecosalud filed a collection proceeding against SGI before the Tribunal Contencioso of Cundinamarca in Colombia. In July 2002, the Tribunal denied SGI’s preliminary motion to dismiss the lawsuit and the decision was upheld on appeal.  SGI’s procedural defense motion was also denied.  As a result of these decisions, this lawsuit will be heard in due course on its merits by the Tribunal and an appeal stage will be available.

SGI believes it has various defenses on the merits against Ecosalud’s claims.  SGI also has certain cross indemnities and undertakings from the two other shareholders of Wintech for their respective shares of any liability to Ecosalud. No assurance can be given that the other shareholders of Wintech will, or have sufficient assets to, honor their indemnity undertakings to SGI when the claims by Ecosalud against SGI and Wintech are finally resolved, in the event such claims result in any final liability. Although we believe that any potential losses arising from these claims will not result in a material adverse effect on our consolidated financial position or results of operations, it is not feasible to predict the final outcome, and there can be no assurance that these claims might not be finally resolved adversely to us or result in material liability.

On June 15, 2007, the Seattle Washington Regional Office of the Federal Trade Commission (“FTC”) informed us that it was investigating our May 1, 2007 acquisition of OGT and that it was requesting our voluntary cooperation in that investigation. We were subsequently informed on November 2, 2007 that the FTC had issued formal process in that matter, in which we fully cooperated.   On January 27, 2009, the FTC closed its investigation without further action.

On July 3, 2008, Scientific Games Racing (“SGR”), our subsidiary that supplies tote systems to racetracks in California and elsewhere, finalized a settlement of a regulatory inquiry by the California Horse Racing Board (the “CHRB”) into a software glitch affecting a type of wager known as “Quick Pick” offered on certain of SGR’s pari-mutuel wagering terminals.  As part of the settlement, SGR reimbursed the CHRB $50 for the costs of its investigation and agreed to make a voluntary payment of $150 to racing related charities.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

(18)   Litigation (Continued)

Subsequently, purported class action lawsuits relating to the Quick Pick matter were filed against us, SGR and SGI.  Angel Romero filed one suit on behalf of himself and a class of similarly situated individuals in Superior Court of Los Angeles  on June 2, 2008.  On August 5, 2008, Jerry Jamgotchian, individually and on behalf of all others similarly situated in California, Connecticut, Delaware, Indiana, Iowa, Louisiana, Maryland, Michigan, New York, New Jersey, Ohio, Pennsylvania, Texas or Wisconsin, brought suit in the Central District of California.  On October 22, 2008, the plaintiff in the Romero lawsuit moved to dismiss the complaint, which motion was granted on October 23, 2008. On October 22, 2008, our motion to dismiss the Jamgotchian lawsuit was granted by the court, without leave to refile.  The plaintiff has appealed this ruling.

Since December 13, 2005, we have had a contract with a lottery operator in Mexico to supply an online lottery system, software and related services. In late 2008, we entered into discussions with our lottery operator customer and its parent company to asses our strategic options with a view to potentially restructuring our arrangement.  Litigation between the parties commenced in January 2009 and discussions resumed in late February 2009. Effective February 25, 2009, the parties entered into a comprehensive agreement to end all litigation and terminate the contract in an orderly manner on or before October 1, 2009, in light of a change in economic circumstances including changes in the Mexican tax structure relating to lotteries.  As part of the agreement, the system, terminals and communications equipment will revert to the Company for potential later use.  Accordingly, we have recorded a charge for anticipated losses during the shut-down period and a charge to write off our investment in this contract to expected net realizable value.

(19)   Financial Information for Guarantor Subsidiaries and Non-Guarantor Subsidiaries

We conduct substantially all of our business through our domestic and foreign subsidiaries.  SGI’s obligations under the Credit Agreement and the 2008 Notes are fully and unconditionally and jointly and severally guaranteed by Scientific Games Corporation (the “Parent Company”) and our 100%-owned domestic subsidiaries other than SGI (the “Guarantor Subsidiaries”).  Our 2004 Notes and our Convertible Debentures, which were issued by the Parent Company, are fully and unconditionally and jointly and severally guaranteed by our 100%-owned domestic subsidiaries, including SGI.

Presented below is condensed consolidating financial information for (i) the Parent Company, (ii) SGI, (iii) the 100%-owned Guarantor Subsidiaries other than SGI and (iv) the 100%-owned foreign subsidiaries and the non-100%-owned domestic and foreign subsidiaries (the “Non-Guarantor Subsidiaries”) as of December 31, 2008 and December 31, 2007 and for the years ended December 31, 2008, 2007 and 2006. The condensed consolidating financial information has been presented to show the nature of assets held, results of operations and cash flows of the Parent Company, SGI, the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries assuming the guarantee structures of the Credit Agreement, the 2008 Notes, the Convertible Debentures and the 2004 Notes were in effect at the beginning of the periods presented.

The condensed consolidating financial information reflects the investments of the Parent Company in the Guarantor and Non-Guarantor Subsidiaries using the equity method of accounting.  Corporate interest and administrative expenses have not been allocated to the subsidiaries.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

(19)   Financial Information for Guarantor Subsidiaries and Non-Guarantor Subsidiaries (Continued)

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2008

(in thousands)

	Parent Company	SGI	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated
Assets
Cash and cash equivalents	$62,948	204	—	79,016	(1,529)	140,639
Accounts receivable, net	—	85,395	45,032	82,060	—	212,487
Inventories	—	28,877	16,909	30,010	(425)	75,371
Other current assets	27,063	19,403	7,337	29,478	—	83,281
Property and equipment, net	2,294	185,560	133,024	255,201	(600)	575,479
Investment in subsidiaries	421,781	278,500	2,264	(931)	(701,614)	—
Goodwill	—	273,656	74,453	309,102	—	657,211
Intangible assets	—	44,774	61,036	15,136	—	120,946
Intercompany balances	562,105	—	—	—	(562,105)	—
Other assets	45,266	165,601	15,042	97,230	(6,100)	317,039
Total assets	$1,121,457	1,081,970	355,097	896,302	(1,272,373)	2,182,453

Liabilities and stockholders’ equity
Current installments of long-term debt	$—	5,500	—	37,884	—	43,384
Current liabilities	24,537	49,065	48,699	96,534	(1,535)	217,300
Long-term debt, excluding current installments	453,601	740,375	—	2,107	—	1,196,083
Other non-current liabilities	47,490	9,971	16,821	55,569	6	129,857
Intercompany balances	—	239,744	96,393	225,966	(562,103)	—
Stockholders’ equity	595,829	37,315	193,184	478,242	(708,741)	595,829
Total liabilities and stockholders’ equity	$1,121,457	1,081,970	355,097	896,302	(1,272,373)	2,182,453

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

(19)   Financial Information for Guarantor Subsidiaries and Non-Guarantor Subsidiaries (Continued)

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2007

(in thousands)

	Parent Company	SGI	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated
Assets
Cash and cash equivalents	$955	(119)	(268)	28,835	—	29,403
Accounts receivable, net	—	87,154	57,000	58,920	—	203,074
Inventories	—	45,717	6,917	27,086	(425)	79,295
Other current assets	30,940	8,193	6,345	27,357	—	72,835
Property and equipment, net	5,014	174,755	142,871	252,854	(600)	574,894
Investment in subsidiaries	724,263	308,079	2,264	214,825	(1,249,431)	—
Goodwill	(162)	295,875	49,557	371,586	—	716,856
Intangible assets	—	49,878	53,995	29,157	—	133,030
Other assets	95,224	77,458	21,692	101,126	(6,101)	289,399
Total assets	$856,234	1,046,990	340,373	1,111,746	(1,256,557)	2,098,786

Liabilities and stockholders’ equity
Current installments of long-term debt	$4,500	—	—	442	—	4,942
Current liabilities	32,916	34,438	54,652	90,464	102	212,572
Long-term debt, excluding current installments	1,037,653	—	—	1,343	—	1,038,996
Other non-current liabilities	56,087	30,111	17,423	45,058	6	148,685
Intercompany balances	(968,513)	815,678	(57,647)	210,482	—	—
Stockholders’ equity	693,591	166,763	325,945	763,957	(1,256,665)	693,591
Total liabilities and stockholders’ equity	$856,234	1,046,990	340,373	1,111,746	(1,256,557)	2,098,786

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

(19)   Financial Information for Guarantor Subsidiaries and Non-Guarantor Subsidiaries (Continued)

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF INCOME

Year Ended December 31, 2008

(in thousands)

	Parent Company	SGI	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated

Operating revenues	$—	505,064	150,269	467,725	(4,229)	1,118,829
Cost of services and cost of sales (exclusive of depreciation and amortization)	—	53,035	351,716	280,092	(4,202)	680,641
Selling, general and administrative expenses	61,360	60,832	16,368	45,719	(66)	184,213
Employee termination costs	2,754	1,519	1,320	8,102	—	13,695
Depreciation and amortization	4,213	83,437	34,093	96,900	—	218,643
Operating income	(68,327)	306,241	(253,228)	36,912	39	21,637
Interest expense	46,502	27,979	89	3,501	—	78,071
Other income	(120,110)	299,717	(263,093)	23,146	39	(60,301)
Income (loss) before equity in income of subsidiaries, and income taxes	5,281	(21,455)	9,776	10,265	—	3,867
Equity in income (loss) of subsidiaries	(20,397)	106,186	—	—	(85,789)	—
Income tax expense	(10,631)	9,304	371	9,308	—	8,352
Net income (loss)	$(4,485)	75,427	9,405	957	(85,789)	(4,485)

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

(19)   Financial Information for Guarantor Subsidiaries and Non-Guarantor Subsidiaries (Continued)

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF INCOME

Year Ended December 31, 2007

(in thousands)

	Parent Company	SGI	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated

Operating revenues	$—	458,054	197,512	396,988	(5,850)	1,046,704
Cost of services and cost of sales (exclusive of depreciation and amortization)	—	273,198	92,302	251,967	(5,687)	611,780
Selling, general and administrative expenses	53,783	54,376	19,346	37,699	(124)	165,080
Employee termination costs	—	—	—	3,642	—	3,642
Depreciation and amortization	875	56,435	27,889	75,167	—	160,366
Operating income (loss)	(54,658)	74,045	57,975	28,513	(39)	105,836
Interest expense	69,775	661	78	258	—	70,772
Other (income) deductions	(195,553)	91,935	86,937	(26,582)	(39)	(43,302)
Income (loss) before equity in income of subsidiaries, and income taxes	71,120	(18,551)	(29,040)	54,837	—	78,366
Equity in income of subsidiaries	5,177	16,344	—	—	(21,521)	—
Income tax expense	23,142	49	167	1,853	—	25,211
Net income (loss)	$53,155	(2,256)	(29,207)	52,984	(21,521)	53,155

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

(19)   Financial Information for Guarantor Subsidiaries and Non-Guarantor Subsidiaries (Continued)

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF INCOME

Year Ended December 31, 2006

(in thousands)

	Parent Company	SGI	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated

Operating revenues	$—	434,341	171,612	310,846	(19,569)	897,230
Cost of services and cost of sales (exclusive of depreciation and amortization)	—	218,398	107,957	203,385	(19,793)	509,947
Selling, general and administrative expenses	3,108	60,184	51,865	27,758	190	143,105
Employee termination costs	—	—	12,622	—	—	12,622
Depreciation and amortization	—	49,318	24,405	32,283	—	106,006
Operating income (loss)	(3,108)	106,441	(25,237)	47,420	34	125,550
Interest expense	52,716	802	740	585	—	54,843
Other (income) deductions	(71,012)	51,975	3,840	5,899	631	(8,667)
Income (loss) before equity in income of subsidiaries, and income taxes	15,188	53,664	(29,817)	40,936	(597)	79,374
Equity in income of subsidiaries	52,065	12,795	—	—	(64,860)	—
Income tax expense	11,992	664	760	10,697	—	24,113
Net income (loss)	$55,261	65,795	(30,577)	30,239	(65,457)	55,261

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(19)   Financial Information for Guarantor Subsidiaries and Non-Guarantor Subsidiaries (Continued)

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended December 31, 2008

(in thousands)

	Parent Company	SGI	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated
Net income (loss)	$(4,485)	75,426	9,405	960	(85,791)	(4,485)
Depreciation and amortization	4,213	83,437	34,093	96,900	—	218,643
Change in deferred income taxes	(12,951)	(17,422)	17,256	(3,719)	—	(16,836)
Equity in income of subsidiaries	20,396	(106,187)	—	—	85,791	—
Non-cash interest expense	16,248	1,431	—	—	—	17,679
Gain or loss from asset disposal	—	141	—	553	—	694
Undistributed earnings from affiliates	—	(51,700)	(3,923)	(2,947)	—	(58,570)
Stock-based compensation	34,122	—	—	—	—	34,122
Early extinguishment of debt	2,960	—	—	—	—	2,960
Changes in working capital and other	(6,897)	37,323	8,698	(24,833)	—	14,291
Net cash provided by (used in) operating activities	53,606	22,449	65,529	66,914	—	208,498

Cash flows from investing activities:
Capital and wagering systems expenditures	(709)	(75,913)	(6,021)	(100,997)	—	(183,640)
Investments in subsidiaries	179,438	10,602	—	931	(190,971)	—
Investment in joint venture	—	—	—	5,605	—	5,605
Business acquisitions, net of cash acquired	—	—	(7,098)	(1,011)	—	(8,109)
Other assets and investments	(11,192)	(2,875)	(14,380)	(22,163)	—	(50,610)
Net cash used in investing activities	167,537	(68,186)	(27,499)	(117,635)	(190,971)	(236,754)

Cash flows from financing activities:
Net proceeds/payments on long-term debt	(602,000)	745,867	—	37,503	—	181,370
Excess tax benefit from equity-based compensation plans	(104)	—	—	238	—	134
Payments of financing fees	—	(15,226)	—	—	—	(15,226)
Net proceeds from stock issue	(5,022)	(32,904)	(169,891)	25,407	185,720	3,310
Purchase of teasury stock	(23,144)	—	—	—	—	(23,144)
Other, principally intercompany balances	471,121	(651,677)	130,601	44,704	5,251	—
Net cash provided by (used in) financing activities	(159,149)	46,060	(39,290)	107,852	190,971	146,444

Effect of exchange rate changes on cash	—	—	—	(6,952)	—	(6,952)

Increase (decrease) in cash and cash equivalents	61,994	323	(1,260)	50,179	—	111,236
Cash and cash equivalents, beginning of period	955	(119)	(268)	28,835	—	29,403
Cash and cash equivalents, end of year	$62,949	204	(1,528)	79,014	—	140,639

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(19)   Financial Information for Guarantor Subsidiaries and Non-Guarantor Subsidiaries (Continued)

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended December 31, 2007

(in thousands)

	Parent Company	SGI	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated
Net income (loss)	$53,155	(2,256)	(29,207)	52,984	(21,521)	53,155
Depreciation and amortization	874	56,436	27,889	75,167	—	160,366
Change in deferred income taxes	(4,034)	(1,698)	8,064	(9,566)	—	(7,234)
Equity in income of subsidiaries	(5,177)	(16,344)	—	—	21,521	—
Non-cash interest expense	16,521	—	65	—	—	16,586
Undistributed earnings from affiliates	—	(37,632)	(3,330)	(290)	—	(41,252)
Stock-based compensation	5,708	360	19,065	179	—	25,312
Changes in working capital and other	18,709	(31,419)	1,632	(3,614)	—	(14,692)
Net cash provided by (used in) operating activities	85,756	(32,553)	24,178	114,860	—	192,241

Cash flows from investing activities:
Capital and wagering systems expenditures	(6,300)	12,760	(75,350)	(114,792)	22	(183,660)
Business acquisitions, net of cash acquired	—	—	(62,824)	(57,230)	—	(120,054)
Other assets and investments	(6,031)	44,803	(5,680)	(148,161)	40,359	(74,710)
Net cash used in investing activities	(12,331)	57,563	(143,854)	(320,183)	40,381	(378,424)

Cash flows from financing activities:
Net proceeds/payments on long-term debt	161,282	—	—	(182)	—	161,100
Excess tax benefit from equity-based compensation plans	10,569	—	—	—	—	10,569
Payments of financing fees	(790)	—	—	—	—	(790)
Net proceeds from stock issue	14,699	(238,010)	194,866	86,727	(43,125)	15,157
Other, principally intercompany balances	(259,903)	214,546	(79,541)	121,716	3,182	—
Net cash provided by (used in) financing activities	(74,143)	(23,464)	115,325	208,261	(39,943)	186,036

Effect of exchange rate changes on cash	1,673	21	(1,675)	2,178	(438)	1,759

Increase (decrease) in cash and cash equivalents	955	1,567	(6,026)	5,116	—	1,612
Cash and cash equivalents, beginning of period	—	(1,686)	5,758	23,719	—	27,791
Cash and cash equivalents, end of year	$955	(119)	(268)	28,835	—	29,403

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(19)   Financial Information for Guarantor Subsidiaries and Non-Guarantor Subsidiaries (Continued)

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended December 31, 2006

(in thousands)

	Parent Company	SGI	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated
Net income (loss)	$55,261	65,795	(30,577)	30,239	(65,457)	55,261
Depreciation and amortization	—	49,318	24,405	32,283	—	106,006
Change in deferred income taxes	(24,220)	13,118	(1,887)	4,073	—	(8,916)
Equity in income of subsidiaries	(52,065)	(12,795)	—	—	64,860	—
Non-cash interest expense	15,372	—	—	—	—	15,372
Undistributed earnings from affiliates	—	(8,105)	—	205	—	(7,900)
Stock-based compensation	—	2,461	18,636	603	—	21,700
Changes in working capital and other	(260)	(45,505)	4,044	(8,552)	(53)	(50,326)
Net cash provided by (used in) operating activities	(5,912)	64,287	14,621	58,851	(650)	131,197

Cash flows from investing activities:
Capital and wagering systems expenditures	—	(53,959)	(26,611)	(61,274)	—	(141,844)
Business acquisitions, net of cash acquired	—	(2,741)	(11,980)	(282,207)	—	(296,928)
Other assets and investments	(302,769)	(29,657)	(27,945)	(152,653)	448,620	(64,404)
Net cash used in investing activities	(302,769)	(86,357)	(66,536)	(496,134)	448,620	(503,176)

Cash flows from financing activities:
Net proceeds/payments on long-term debt	340,500	—	—	(4,945)	—	335,555
Excess tax benefit from equity-based compensation plans	13,013	—	—	492	—	13,505
Payments of financing fees	(1,119)	—	—	—	—	(1,119)
Net proceeds from stock issue	16,111	2,742	931	445,234	(447,955)	17,063
Purchases of treasury stock	(9,822)	—	—	—	—	(9,822)
Other, principally intercompany balances	(50,002)	16,259	43,152	(86,057)	76,648	—
Net cash provided by (used in) financing activities	308,681	19,001	44,083	354,724	(371,307)	355,182

Effect of exchange rate changes on cash	—	—	(602)	82,911	(76,663)	5,646

Increase (decrease) in cash and cash equivalents	—	(3,069)	(8,434)	352	—	(11,151)
Cash and cash equivalents, beginning of period	—	1,383	14,192	23,367	—	38,942
Cash and cash equivalents, end of year	$—	(1,686)	5,758	23,719	—	27,791

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(20)   Selected Quarterly Financial Data, Unaudited

	Quarter Ended 2008
	March 31 (a)	June 30 (b)	September 30	December 31 (c)
Total operating revenues	$257,007	$305,969	$291,935	$263,918
Total cost of services and sales	147,222	182,243	174,737	176,439
Selling, general and administrative expenses	47,016	49,050	41,937	46,210

Employee termination costs	2,772	—	—	10,923
Depreciation and amortization	34,504	35,108	36,487	112,544
Operating income (loss)	25,493	39,568	38,774	(82,198)
Net income (loss) available to common stockholders	$16,663	$25,754	$22,166	$(69,068)
Basic and diluted earnings per share:
Basic net income (loss) available to common shareholders	$0.18	$0.28	$0.24	$(0.75)

Diluted net income (loss) available to common shareholders	$0.18	$0.27	$0.23	$(0.75)
Weighted average number of shares used in per share calculations:
Basic shares	93,314	92,645	92,841	92,704
Diluted shares	94,718	94,420	94,626	92,704

(a)          Includes approximately $2,800 of employee termination costs as a result of cost reduction initiatives.  Includes a charge of approximately $1,800 as a result of the Global Draw earn-out.

(b)         Includes early extinguishment of long-term debt of $2,960 reflecting the write-off of unamortized deferred financing fees related to the Company’s 2004 Credit Agreement, which was terminated and replaced with the Credit Agreement.  See Note 8 (Long-Term and Other Debt) for more information regarding the Credit Agreement.  Includes a charge of approximately $1,700 as a result of the Global Draw earn-out.

(c)          Includes approximately $10,900 of employee termination costs as a result of cost reduction initiatives.   Depreciation and amortization includes approximately $76,200 in impairment charges primarily related to the impairment of certain hardware and software assets in the Printed Products Group ($6,400), the Lottery Systems Group, $(64,100), the Diversified Gaming Group ($2,600) and from our corporate headquarters ($3,100) as a result of certain underperforming Lottery Systems contracts in Mexico and Oklahoma and the write-off of other obsolete hardware. Cost of Service includes contract loss accruals on Lottery Systems contracts in Mexico ($4,400) and Oklahoma ($3,400).  Selling, general and administrative expense includes a charge of approximately $930 as a result of the Global Draw earn-out.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

(20)   Selected Quarterly Financial Data, Unaudited (Continued)

	Quarter Ended 2007
	March 31	June 30	September 30 (c)	December 31 (d)
Total operating revenues	$242,266	$269,577	$266,900	$267,961
Total cost of services and sales	139,232	156,154	157,809	158,585
Selling, general and administrative expenses	39,145	40,495	43,738	41,702

Employee termination costs			—	3,642
Depreciation and amortization	29,078	32,256	61,266	37,766
Operating income	34,811	40,672	4,087	26,266
Net income (loss) available to common stockholders	$21,706	$24,054	$(5,931)	$13,326
Basic and diluted earnings per share:
Basic net income (loss) available to common shareholders	$0.24	$0.26	$(0.06)	$0.14
Diluted net income (loss) available to common shareholders	$0.23	$0.25	$(0.06)	$0.14
Weighted average number of shares used in per share calculations:
Basic shares	91,993	92,581	92,737	92,939
Diluted shares	95,288	96,280	92,737	96,783

(c)

During the third quarter of 2007, we made a strategic business decision to rationalize our global Printed Products Group operations during the fourth quarter of 2007. As a result, we recorded impairment charges of approximately $26,100 and $200 during the quarters ended September 30, 2007 and December 31, 2007, respectively, primarily related to long-lived assets in Peru and fixed assets in Germany. The impairment charge is included in depreciation and amortization expense.

(d)

During the fourth quarter 2007, we entered into an agreement to sell our interest in the lottery business in Peru (which sale closed in January 2008) and recorded charges of approximately $2,800 in business and legal costs related to the sale, which are included in selling, general and administrative expenses. In addition, during the fourth quarter 2007, we included in employee termination costs charges of approximately $3,600 related to a reduction in force that occurred in Germany and income of approximately $3,900 related to the reversal of an EssNet warranty reserve.

SCHEDULE II

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

Valuation and Qualifying Accounts

Years Ended December 31, 2008, 2007 and 2006

(in thousands)

	Balance at Beginning of Period	Charged to Costs and Expenses	Other	Deductions (1)	Balance at End of Period
Year ended December 31, 2008
Allowance for doubtful accounts	$9,184	1,841	—	4,560	6,465
Year ended December 31, 2007
Allowance for doubtful accounts	$6,682	4,772	—	2,270	9,184
Year ended December 31, 2006
Allowance for doubtful accounts	$6,149	3,185	—	2,652	6,682

(1)             Amounts written off.